$50,750,000 CONSTRUCTION LOAN AGREEMENT
by and among
IRET-71 FRANCE, LLC
as Borrower
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent
and
PNC CAPITAL MARKETS LLC,
as Lead Arranger and Sole Bookrunner
Dated:  January 22, 2015

TABLE OF CONTENTS
Page
1.      DEFINITIONS
1.1	Definitions
1.2	Interpretation/Construction
1.3	Accounting Principles; Changes in GAAP
2.      AGREEMENT TO BORROW AND LEND
2.1	Agreement to Borrow and Lend
2.2	The Notes
2.3	Term
2.4	Extension Option.
2.5	Availability of Funds; Defaulting Lender.
2.6	Effect of a Defaulting Lender's Failure to Make an Advance of Loan Proceeds.
2.7	Cure by Defaulting Lender of Delinquent Advance.
2.8	Defaulting Lender Adjustments
2.9	Certain Fees
2.10	Letters of Credit.
3.      LOAN INTEREST RATES, PAYMENTS AND FEES
3.1	Interest Rate Options
3.2	Loan Requests/LIBOR Interest Periods
3.3	Default Interest and Late Payment Charge
3.4	LIBOR Unascertainable
3.5	Selection of Interest Rate Options
3.6	Payments
3.7	Pro Rata Treatment of Lenders
3.8	Interest Payment Dates
3.9	Voluntary Prepayments.
3.10	Mandatory Prepayments
3.11	Application Among Interest Rate Options
3.12	Increased Costs
3.13	Indemnity
3.14	Taxes.
3.15	Replacement of Lender
4.      AFFIRMATIVE COVENANTS
4.1	Preservation of Existence, Etc.
4.2	Performance of Obligations; Payment of Liabilities
4.3	Compliance with Laws
4.4	Keeping of Records and Books of Account
4.5	Maintenance of Insurance
4.6	Notice
4.7	Payment of Costs
4.8	Construction and Development Documents

i

4.9	Compliance With Construction and Development Documents, Project Covenant Documents and Other Agreements
4.10	Interest Rate Hedge.
4.11	Further Assurances
4.12	Estoppel Certificates.
4.13	Construction and Completion of Improvements
4.14	Preparation of Plans
4.15	Changes in Construction and Development Documents
4.16	Reserved
4.17	Subcontractors
4.18	Materials
4.19	Repairs; Maintenance of Properties
4.20	Visitation; Inspection and Right to Stop Work
4.21	Notice of Lien Claims
4.22	Project Covenant Documents
4.23	Security Deposits
4.24	Use of Proceeds
4.25	Single Purpose Entity
4.26	Management of the Project
4.27	Loan Rebalancing/Deposit of Funds by Borrower
4.28	Reserved
4.29	Keepwell
4.30	Anti-Money Laundering/International Trade Law Compliance
5.      NEGATIVE COVENANTS
5.1	Organizational Covenants
5.2	Construction
5.3	Transfer of Land and Improvements or Personalty
5.4	Change in or Breach of Construction and Development Documents or Project Covenant Documents
5.5	Leasing of Premises
5.6	Liens
5.7	Value of Collateral
5.8	Disposition of Rents
5.9	Indebtedness
5.10	Dividends and Related Distributions
5.11	Employee Benefit Plan
5.12	Anti-Money Laundering/International Trade Law Compliance
6.      CLOSING AND DISBURSEMENT MATTERS
6.1	Procedures
6.2	Disbursement Amounts
6.3	Cost Information
6.4	Closing Disbursement
6.5	Initial and Subsequent Construction Disbursements
6.6	Retainage Disbursements
6.7	Additional Security

7.      REPORTING REQUIREMENTS
7.1	Appraisals, and Title Reports
7.2	Financial Reports
8.      REPRESENTATIONS AND WARRANTIES
8.1	Due Formation, Capacity
8.2	Power and Authority
8.3	Validity and Binding Effect
8.4	No Conflict
8.5	Material Contracts
8.6	No Potential Default or Event of Default; Compliance with Instruments.
8.7	No Litigation or Investigations
8.8	Financial Statements and Other Information
8.9	Title Aspects
8.10	Zoning, Governmental Approvals, Consents and Financing Statements
8.11	Plans
8.12	Utilities; Public Improvements
8.13	Security Interests
8.14	Liens
8.15	Compliance with Laws
8.16	Construction and Development Documents and Project Covenant Documents
8.17	Development Budget
8.18	Insurance and Bonds
8.19	Solvency
8.20	Employee Benefit Plans
8.21	Use of Proceeds; Margin Stock
8.22	Full Disclosure
8.23	Impositions
8.24	Updates to Schedules
8.25	Investment Companies; Regulated Entities
8.26	Anti-Money Laundering/International Trade Law Compliance
9.      AGENT
9.1	Appointment and Authority
9.2	Rights as a Lender
9.3	Exculpatory Provisions
9.4	Reliance by Agent
9.5	Delegation of Duties
9.6	Resignation of Agent.
9.7	Non-Reliance on Agent and Other Lenders
9.8	No Other Duties, etc.
9.9	Agent May File Proofs of Claim
9.10	Collateral and Guaranty Matters
9.11	Sharing of Payments By Lenders
9.12	Agent's Fee
9.13	No Reliance on Agent's Customer Identification Program
9.14	Post-Foreclosure

10.      DEFAULTS AND REMEDIES
10.1	Events of Default
10.2	Remedies
10.3	Notice of Sale
11.      MISCELLANEOUS
11.1	Modifications, Amendments or Waivers
11.2	No Implied Waivers; Cumulative Remedies; Writing Required
11.3	Expenses; Indemnity; Damage Waiver
11.4	Holidays
11.5	Notices; Effectiveness: Electronic Communication; Platform
11.6	Severability
11.7	Duration; Survival
11.8	Prior Understanding
11.9	Successors and Assigns
11.10	Treatment of Certain Information; Confidentiality
11.11	Counterparts; Integration; Effectiveness; Electronic Execution
11.12	Exceptions
11.13	No Third Parties Benefited
11.14	Authority to File Notices
11.15	Signs; Publicity
11.16	Interpretation
11.17	Status of Parties
11.18	Brokerage Fee
11.19	GOVERNING LAW; JURISDICTION; ETC.
11.20	Waiver of Jury Trial
11.21	USA PATRIOT Act Notice
11.22	Time of Essence

SCHEDULES
Schedule 1.1	Commitments
Schedule 8.10	Consents and Approvals
Schedule 8.17	Development Budget
Schedule 11.5	Names, Addresses, Telephone Numbers, Facsimile Numbers and E-Mail Addresses of Loan Parties and Lenders
EXHIBITS
Exhibit 2.4	Form of Extension Notice
Exhibit 3.2	Form of Loan Interest Rate Request
Exhibit 4.5	Insurance Requirements
Exhibit 6.1	Form of Request for Disbursement
Exhibit 6.2	Offsite Stored Materials Requirements
Exhibit 6.4(A)	Items to be Delivered Prior to Closing Disbursement
Exhibit 6.5(A)	Items to be Delivered Prior to Initial and Subsequent Construction Disbursements
Exhibit 6.5(B)	Date Down Endorsement or Other Evidence of a Continuing Title Insured First Mortgage Lien
Exhibit 7.2	Financial Reports
Exhibit 11.9	Form of Assignment and Assumption Agreement

v

CONSTRUCTION LOAN AGREEMENT
THIS CONSTRUCTION LOAN AGREEMENT (the "Agreement") is made to be effective January 22, 2015, by and among IRET-71 FRANCE, LLC, a North Dakota limited liability company ("Borrower"), each Lender which may from time to time become a party to this Agreement and PNC BANK, NATIONAL ASSOCIATION, as administrative agent and as a Lender.
BACKGROUND
Borrower has requested that Lenders provide a construction loan to Borrower in an aggregate principal amount not to exceed $50,750,000.
The purpose of the Loan is to finance a portion of the costs of acquiring the Land and constructing and equipping the Improvements.
Lenders are willing to provide the Loan upon the terms and conditions hereinafter set forth.
Borrower, Lenders and Agent therefore agree as follows.
1.            DEFINITIONS
1.1            Definitions.  The following terms mean as defined below unless the context clearly requires otherwise:
"Additional Equity Contribution" means any amount required to be deposited by Borrower with Agent (and to be advanced to pay costs of the Project) in order to balance the Loan pursuant to Section 4.27.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by Agent.
"Affiliate" as to any Person means any other Person which (a) directly or indirectly Controls, is Controlled by, or is under common Control with such Person, (b) beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (c) owns or holds 5% or more of the voting stock or other equity interests beneficially owned or held, directly or indirectly, by such Person.
"Agent" means PNC Bank, National Association and its successors and assigns, acting as administrative agent for the Lenders.
"Agent's Fee" means as defined in Section 9.12.
"Agent's Letter" means as defined in Section 9.12.
"Agreement" means as defined in the preamble to this Agreement.

"Annual Budgets and Business Plan" means the annual operating and capital budget for any Post-Foreclosure Entity, which budget must contain and set forth, among other items, budgeted minimum additional capital contributions of the members of such Post-Foreclosure Entity, a detailed business plan which sets forth the permissible activities of the Post-Foreclosure Entity, a schedule of projected operating cash flow (including itemized operating revenues, costs and expenses and a schedule of projected operating deficits, if any) and a description of any proposed capital expenditures, including projected sources of funds, dates for commencement and completion of the same.
"Annual Statements" means as defined in Section 8.8.
"Anti-Terrorism Laws" means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
"Appraisal" means a written appraisal subject to Agent's customary appraisal requirements and prepared by an independent appraiser engaged by Agent at Borrower's sole cost and expense, in compliance with all applicable regulatory requirements.
"Appraised Value" means, as of any date of determination, the "as-is" or "as/stabilized" dollar value of the Project, as applicable, as determined by an Appraisal of the Project, which Appraisal was prepared not more than ninety (90) days prior to such date of determination.
"Approved Fund" means any Fund administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Architect" means Pope Architects, Inc. or such other architect as may be expressly consented to or approved by Agent in writing prior to Borrower's engagement of such other architect.
"Architect's Agreement" means, individually and collectively (i) that certain Standard Form of Agreement Between Owner and Architect dated June 1, 2013, entered into between Borrower and the Architect, together with all exhibits and attachments thereto, with respect to the architectural design services for Building A, (ii) that certain Standard Form of Agreement Between Owner and Architect dated June 6, 2014, entered into between Borrower and the Architect, together with all exhibits and attachments thereto, with respect to the architectural design services for Building B and (iii) that certain Standard Form of Agreement Between Owner and Architect dated August 1, 2014, entered into between Borrower and the Architect, together with all exhibits and attachments thereto, with respect to the architectural design services for Building C.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee with the consent of any party whose consent is required by Section 11.9 and accepted by Agent, substantially in the form of Exhibit 11.9.

"Assignment of Management Agreements" means collectively, one or more collateral assignments of the Management Agreements, dated as of the date hereof, by and between the Borrower and Agent, and the consent thereto of the Property Managers, as the same may be amended, replaced or supplemented from time to time.
"Assignment of Construction and Development Documents" means that certain Assignment of Construction and Development Documents dated of even date herewith from Borrower to Agent, as the same may be amended, replaced or supplemented from time to time.
"Assignment of Leases and Rents" means that certain Assignment of Leases and Rents of even date herewith from Borrower to Agent, as the same may be amended, replaced or supplemented from time to time.
"Authorized Officer" means those Persons authorized to execute notices, reports and other documents for the benefit of Borrower.  Such Persons will be designated by written notice to Agent from Borrower, and Borrower may amend such list from time to time by written notice to Agent.
"Auto Renewal Letter of Credit" means as defined in Section 2.10(b)(iii).
"Base Rate" means, the greatest of (a) the interest rate per annum announced from time to time by Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by Agent, (b) the Federal Funds Open Rate plus 0.5% per annum or (c) the Daily LIBOR Rate plus 1.0%, so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.  Any change in the Base Rate (or any component thereof) will take effect as of the opening of business on the day such change occurs.
"Base Rate Margin" means (i) one and twenty-five hundredths of one percent (1.25%) prior to the date the Project achieves a Debt Service Coverage Ratio equal to or greater than 1.10 to 1.00 and (ii) one and ten hundredths of one percent (1.10%) from and after the date the Project achieves a Debt Service Coverage Ratio equal to or greater than 1.10 to 1.00.
 "Base Rate Option" means as defined in Section 3.1(a).
"Basel" means the Basel Committee on Banking Supervision and any successor or similar authority.
"Basel III" means collectively the global regulatory standards issued on January 13, 2011 by Basel and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.
"Borrower" means as defined in the preamble of this Agreement.
"Borrowing Date" means the date of the making of an advance of the Loan or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which date (a) must be a Business Day and (b) in the case of the making of an advance of the Loan, must be the date on which each Lender is required to wire transfer to Agent its ratable share of such advance pursuant to Section 6.1(b).

"Borrowing Tranche" means specified portions of the Loan outstanding as follows:  (a) all portions of the Loan to which a LIBOR Option applies which become subject to the same Interest Rate Option by reason of the selection, conversion to or renewal thereof by Borrower and which have the same LIBOR Interest Period constitute one Borrowing Tranche, (b) all portions of the Loan to which the Base Rate Option applies constitute one Borrowing Tranche, and (c) all portions of the Loan to which the Daily LIBOR Option applies constitute one Borrowing Tranche.
"Building" or "Buildings" means, individually, each of the three (3) multi-story buildings to be constructed on the Land and containing an aggregate of 241 market rate apartment units and approximately 22,064 rentable square feet of retail space and, collectively, all such buildings.  "Building A" will be located at 7161 France Avenue, Edina, Minnesota and will contain approximately 109 residential apartment units, below-grade parking, a lobby, fitness studio, community room and related amenities.  "Building B" will be located at 7141 France Avenue, Edina, Minnesota and will contain approximately 72 residential apartment units, below-grade parking and approximately 10,902 square feet of retail space.  "Building C" will be located at 7121 France Avenue, Edina, Minnesota and will contain approximately 60 residential apartment units, below-grade parking and approximately 11,162 square feet of retail space.
"Business Day" means any day other than a Saturday or Sunday or a legal holiday on which commercial lenders are authorized or required to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Borrowing Tranche to which the LIBOR Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
"Category" means as defined in Section 4.15.
"CEA" means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
"Certificate of Occupancy" means a final and unconditional (or temporary with conditions acceptable to Agent) certificate of occupancy, together with any and all other Governmental Approvals required for use and occupancy of all Improvements.
"CFTC" means the Commodity Futures Trading Commission.
"Change in GAAP" means a change in GAAP occurring after the Closing Date.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that, regardless of the date enacted, any of the foregoing issued in connection with Dodd-Frank or Basel III will in each case be deemed a "Change in Law."
"CIP Regulations" means as defined in Section 9.13.

"City Development Agreement" means that certain Development Agreement (LB 71 France Addition) dated August 5, 2013, by and between the City of Edina, Minnesota and LB Edina, LLC, as amended by that certain Amendment to Development Contract (LB 71 France Addition) dated June 3, 2014, by and between the City of Edina, Minnesota and LB Edina, LLC.
"Closing Date" means the Effective Date.
"Closing Fee" means as defined in Agent's Letter.
"Collateral" means the real estate encumbered by the Mortgage and all other security pledged pursuant to this Agreement and the Collateral Documents including, without limitation, any personal or real property.
"Collateral Documents" means the Mortgage, the Assignment of Leases and Rents, the Assignment of Construction and Development Documents, the Assignment of Management Agreements, the Financing Statements and any other documents securing the Loan.
"Commitment" means the amount set forth opposite each Lender's name on Schedule 1.1, or if any assignment or transfer of a Commitment occurs in accordance with the terms hereof, the amount set forth in the Register.
"Commitment Adjustment" means as defined in Section 2.5(b).
"Commitment Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment.  If the Commitments have terminated or expired, the Commitment Percentages are determined based upon the Commitments most recently in effect, giving effect to any assignments.
"Commitments" means the aggregate of every Commitment.  At the commencement of the Extension Period, the Commitments will automatically be reduced to the outstanding principal balance of the Loan as of the first day of the Extension Period, and the Commitment of each Lender will reduce proportionately so as to retain the same Commitment Percentage.
"Completion Date" means the date on which Completion of Construction occurs, which date must in no event be later than the Required Completion Date.
"Completion Guaranty" means that certain Completion Guaranty, dated of even date herewith, given by Guarantors to Agent.
"Completion of Construction" means that the conditions specified in Section 6.6(b) have been satisfied.
"Conditions for Extension" means as defined in Section 2.4.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Construction and Development Documents" means the Construction Contracts, the Architect's Agreement, the Development Agreement, the Plans, the Governmental Approvals, and all other instruments, documents and rights relating to the design, construction and development of the Improvements, together with all exhibits and attachments thereto.
"Construction Contracts" means the General Construction Contract and the Major Subcontracts.
"Contractor" means Kraus-Anderson Construction Company or such other contractor as may be approved in writing by Agent prior to Borrower's engagement of such other contractor.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
"Corresponding Amount" means as defined in Section 2.5(a).
"Covered Entity" means (a) each Borrower, each of Borrower's Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
"Cure Advance" means funds delivered by a Defaulting Lender to Agent to cure such Defaulting Lender's default, in an amount equal to the applicable Delinquent Advance plus interest accrued at the Delinquent Rate from the date Agent funded the Required Advance to the earlier of (a) the date Borrower refunds a Delinquent Advance, or (b) the date of the Cure Advance.
"Daily LIBOR Rate" means, for any day, the rate per annum determined by Agent by dividing the Published Rate by a number equal to 1.00 minus the LIBOR Reserve Percentage.
"Daily LIBOR Option" means as defined in Section 3.1(c).
"Date Down Endorsement" means a date down or other endorsement to the Title Insurance Policy in the form attached hereto as Exhibit 6.5(B), or other evidence satisfactory to Agent, and in each case confirming (a) a continuing title insured first mortgage lien on the Project containing no exception other than Permitted Encumbrances, and (b) that the Title Policy insures the priority of the Lien of the Mortgage in the amount of all disbursements made pursuant to this Agreement.
"Debt Service" means, for any period of determination, an amount equal to the greater of (a) all scheduled payments of principal and interest to be made by the Borrower on the Loan during the three (3) month period preceding the date of determination or (b) an amount equal to all payments of principal and interest which would be due in the three (3) month period preceding the date of determination in respect of an indebtedness in an original principal amount equal to the Outstanding Amount as of the initial day of such period, bearing interest and being payable in level monthly installments of principal and interest over a thirty (30) year mortgage amortization schedule commencing on such day with such installments computed using the Treasury Rate as of a date thirty (30) days prior to the date of determination (if not a Business Day, on the immediately preceding Business Day), for a ten-year U.S. Treasury Note having a maturity approximately 10 years from the date of determination plus 2.25% with an interest rate floor of 5.75%, whichever results in the larger installment payment, in either case, with such payments annualized.
"Debt Service Coverage Ratio" for any period means (x) Net Operating Income of the Project for such period, divided by (y) Debt Service of the Project for such period.
"Debtor Relief Law" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
"Default Rate" means the lesser of (a) the interest at a rate per annum that is four percent (4%) in excess of the rate or rates otherwise in effect under this Agreement or (b) the Maximum Legal Rate.
"Defaulting Lender" means, subject to Section 2.7, (a) any Lender that (i) has failed to fund all or any portion of its portion of the Loan when required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, must be specifically identified in such writing) has not been satisfied, (ii) has failed to pay to Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (iii) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund its portion of the Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, must be specifically identified in such writing or public statement) cannot be satisfied); (iv) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by Agent and Borrower); (v) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United

States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; or (vi) has sold, assigned, transferred, pledged or participated all or any portion of its Commitment, except in accordance with the terms and conditions set forth in Section 11.9; or (b) any entity that has purchased or otherwise acquired all or any portion of a Lender's Commitment, excluding any purchase or acquisition in accordance with the terms and conditions set forth in Section 11.9.
"Delinquency Amount" means a Defaulting Lender's undisbursed Commitment, including any Delinquent Advance.
"Delinquency Notice" means as defined in Section 2.5(b).
"Delinquent Advance" means a Required Advance not made available to Agent by 3:00 p.m., Pittsburgh, Pennsylvania time on any Borrowing Date.
"Delinquent Rate" means (a) the Federal Funds Open Rate for the first three (3) Business Days after the date such interest begins to accrue, and (b) the applicable interest rate with respect to such portion of the Loan after the end of such three (3) Business Day period.
"Developer" means SR Development, LLC.
"Development Agreement" means that certain Development Agreement, dated June 13, 2014 between Borrower and the Developer relating to the furnishing of development services with respect to the Project, as amended by that certain First Amendment to Development Agreement dated November 4, 2014 and by that certain Second Amendment to Development Agreement dated January 22, 2015.
"Development Budget" means the development budget attached hereto as Schedule 8.17, as the same may be amended or supplemented from time to time with the approval of Agent.
"Development Fee" means a development fee in an amount not to exceed three percent (3%) of the total costs of the Project as set forth on the Development Budget approved by Agent, to be paid by Borrower to Developer as set forth in this Agreement and the Development Fee Subordination Agreement.
"Disbursement" means a disbursement of Loan proceeds pursuant to the terms and conditions of this Agreement and the other Loan Documents.
"Disbursement Request" means any request for proceeds of the Loan in accordance with Article 6.
"Disbursing Agent" means Commercial Partners Title, LLC, a Minnesota limited liability company.
"Disbursing Agreement" means that certain Disbursing Agreement, dated as of the date hereof, among the Borrower, the Agent and the Disbursing Agent governing the disbursement of the proceeds of the Loan, as the same may be amended, replaced or supplemented from time to time.
"Dodd-Frank" means collectively the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.
"Dollar", "Dollars", "U.S. Dollar" and the symbol "$" means lawful money of the United States of America.
"Effective Date" means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
"Elected Share" means, with respect to each Electing Lender, an amount equal to the Delinquency Amount multiplied by such Electing Lender's Elected Share Ratio.
"Elected Share Ratio" means the ratio an Electing Lender's existing Commitment bears to the aggregate of the existing Commitments of all Electing Lenders.
"Electing Lender" means a Non-Defaulting Lender who delivers an Election Notice.
"Election Notice" means an irrevocable notice in writing from a Non-Defaulting Lender to Agent, Lenders and Borrower that such Lender commits to fund a Delinquent Advance and assume the applicable Defaulting Lender's obligations with respect to advancing the remaining undistributed portion of such Defaulting Lender's Commitment pursuant to Section 2.5(b).
"Election Period" means the 20 day period commencing on the date of any Delinquency Notice.
"Electronic Format" means any document delivered by electronic mail or by setting forth such Notice on a site on the World Wide Web if notice of such website posting (including the information necessary to access such website) has previously been delivered to the applicable parties hereto by another means set forth in this Agreement, in any format Agent is capable of receiving and opening or reading (in all cases in Agent's sole determination).
"Eligibility Date" means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date is the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it is the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
"Eligible Assignee" means (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) an Approved Fund; (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of a merger or sale of substantially all the assets of such Agent or Lender or sale of a portfolio of loans which include the Loan.
"Eligible Contract Participant" means an "eligible contract participant" as defined in the CEA and regulations thereunder.
"Emergency Fundings" means as defined in Section 9.14.
"Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA.
"Environmental Indemnity Agreement" means that certain Environmental Indemnity Agreement of even date herewith from Loan Parties to Agent, as the same may be amended, replaced or supplemented from time to time.
"Environmental Laws" means as defined in the Environmental Indemnity Agreement.
"Equity Contribution" means Borrower's contribution of equity in the amount equal to the greater of (A) the sum of (i) $16,423,367 and (ii) the fair market value of the Land (which is agreed to be $6,119,000) and (B) an amount equal to twenty-five percent (25%) of the total costs of the Project (as such costs are set forth on the Development Budget), in either case toward the total costs of the Project based on the information set forth on the Development Budget.
"ERISA" means the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
"ERISA Group" means, at any time, all corporations, trades, or businesses (whether or not incorporated) under common control with Borrower and/or any Guarantor as determined under Section 414(b), (c), (m), or (o) of the Internal Revenue Code.
"Event of Default" means as defined in Section 10.1.
"Excluded Hedge Liability" means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition applies only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation will constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person will only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; and (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to its interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.15(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.14, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; and (c) any U.S. federal withholding Taxes imposed under FATCA.
"Exhibit" means any one or more of those schedules and exhibits attached hereto and made a part hereof.
"Expiration Date" means the earlier of:  (a) July 1, 2018, as the same may be extended pursuant to Section 2.4; or (b) the date upon which the Loan is accelerated pursuant to this Agreement.
"Extension DSCR Requirement" means that the Debt Service Coverage Ratio is not less than 1.25 to 1.00 as measured for each of (a) the prior calendar quarter which is reported or required to be reported on or prior to the Extension Option Exercise Date and (b) the prior calendar quarter which is reported or required to be reported on or prior to the Extension Period Commencement Date.
"Extension Fee" means a fee equal to two tenths of one percent (0.2%) of the Outstanding Amount as of the Extension Option Exercise Date, which fee is payable by Borrower to Agent, for the ratable benefit of the Lenders, on or before the original Expiration Date.
"Extension LTV Requirement" means that the aggregate of the outstanding principal amount of the Loan and the L/C Obligations does not exceed seventy percent (70%) of the "as-is" Appraised Value of the Project.
"Extension Option" means as defined in Section 2.4
"Extension Option Exercise Date" means the date on which Borrower exercises the applicable Extension Option by providing Agent with written notice of its election to extend the Expiration Date in accordance with Section 2.4.
"Extension Period" means any period for which the Expiration Date has been extended pursuant to Section 2.4.

"Extension Period Commencement Date" means the date of the commencement of any Extension Period.
"FATCA" means as of the date of this Agreement Sections 1471 through 1474 of the Internal Revenue Code, and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.
"Federal Funds Open Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Agent (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if at any time, for any reason, a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source does not exist, a comparable replacement rate determined by Agent at such time (which determination is conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day will be the "open" rate on the immediately preceding Business Day.  The rate of interest charged will be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to Borrower.
"Financing Statements" means the financing statements which Agent may from time to time require in order to perfect the security interest granted to Agent in and to the Collateral described in the Mortgage, the other Collateral Documents and this Agreement pursuant to the applicable Uniform Commercial Code.
"Flood Laws" means all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994.
"Force Majeure Event" means an act of God, strike, lockout, explosion, act of sabotage, riot, civil commotion, act of war, fire, other casualty or any other cause beyond the reasonable control of the Borrower which delays the progress of construction of the Improvements, provided that Borrower must use commercially reasonable efforts to notify the Agent promptly following the commencement of the Force Majeure Event, and provided further that the Agent will determine in its reasonable discretion that a Force Majeure Event has occurred.  For the purposes of this definition, the following are expressly excluded as a Force Majeure Event:  (i) a shortage of materials in connection with the completion of the Project and (ii) a shortage of funds by the Borrower or any party to the Construction and Development Documents.

"Foreign Lender" means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, or (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"GAAP" means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.
"General Construction Contract" means individually and collectively (i) that certain Standard Form of Agreement Between Owner and Contractor, dated March 7, 2014, between Borrower and the Contractor, with respect to the construction of Building A, (ii) that certain Standard Form of Agreement Between Owner and Contractor, dated October 15, 2014, between Borrower and the Contractor, with respect to the construction of Building B and (iii) the Standard Form of Agreement Between Owner and Contractor, to be executed by Borrower and the Contractor, with respect to the construction of Building C, and a copy of thereof delivered to Agent prior to the request for the first Disbursement to pay construction costs associated with  Building C.
"General Contractor's Consent" means a consent in form and substance acceptable to Agent, fully executed by the Contractor and delivered to Agent pursuant to Section 6.5.
"Governmental Approvals" means all consents, licenses, permits and all other authorizations or approvals required by any Official Body, including all agreements entered into with any Official Body, with respect to the development, construction, completion, use and occupancy of the Land and Improvements.
"Guaranties" means one or more of (a) the Completion Guaranty and (b) the Payment Guaranty.
"Guarantor[s]" means, jointly and severally, the IRET Guarantors and the SR Guarantors.
"Guaranty" means any obligation of any Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
"Historical Statements" means as defined in Section 8.8.
"Honor Date" means as defined in Section 2.10(c)(i).

"Impositions" means all (a) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Land or the Improvements, or the rent or income received therefrom, or any use or occupancy thereof; (b) charges for any easement or agreement maintained for the benefit of the Land and Improvements, and (c) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against Borrower or any of its properties.
"Improvements" means all buildings, structures and improvements of every kind and description now or hereafter constructed or placed on the Land in accordance with the Plans, to include the Buildings and all site, highway, access, parking, utility, drainage and other improvements required in accordance with the Governmental Approvals.
"Indebtedness" means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (a) borrowed money; (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker's acceptance agreement or similar arrangement; (d) obligations under any Interest Rate Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (e) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); or (f) any Guaranty of Indebtedness for borrowed money.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) Other Taxes.
"Indemnitee" means as defined in Section 11.3(b).
"Information" means all information designated confidential and received from the Loan Parties or any of their Related Parties relating to such Person or any of such Person's businesses, other than any such information that becomes publicly available other than as a result of a breach of Section 11.10 of this Agreement or becomes available to Agent, and Lender or any of their respective Affiliates on a non-confidential basis; provided that, in the case of information received from Borrower or any Related Party after the date hereof, such information is clearly identified at the time of delivery as confidential.
"Initial Construction Disbursement" means the Disbursement to be made upon the fulfillment of the conditions set forth in Section 6.5.

"Insolvency Proceeding" means, with respect to any Person, (a) a case, an action or proceeding with respect to such Person (x) before any court or any other Official Body under any Debtor Relief Law now or hereafter in effect, or (y) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any such Person or otherwise relating to the liquidation, dissolution, winding up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets of creditors, or other similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors undertaken under any Law.
"Inspecting Architect" means Capital Consultants, Inc., or such other Person or entity as Agent may designate from time to time (a) to inspect the construction of the Improvements; (b) to review the Plans, drawings, sketches, specifications, reports, modifications, change orders and the like; (c) to certify that the construction of the Improvements has been completed in accordance with the Plans; and (d) to perform other related services with respect thereto.
"Insurance Policy" means as defined in Section 4.5(a).
"Interest Rate Hedge" means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
"Interest Rate Option" means any LIBOR Option, the Base Rate Option or the Daily LIBOR Option.
"Interest Rate Request" means as defined in Section 3.2.
"Interim Statements" means as defined in Section 8.8.
"Internal Revenue Code" means the Internal Revenue Code of 1986.
"IRET" means Investors Real Estate Trust.
"IRET Guarantors" means, jointly and severally, IRET Properties and IRET, Inc.
"IRET Properties" means IRET Properties, A North Dakota Limited Partnership.
"IRS" means the Internal Revenue Services.
"Land" means the real property upon which the Project is to be constructed and which is owned in fee simple by Borrower consisting of approximately 9.4 acres and identified in Exhibit A to the Mortgage, together with all rights, title and interests of Borrower in and to all easements, rights and privileges benefiting the Land and all other real property interests described in the Mortgage.
"Law" means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.
"L/C Advance" means, with respect to each Lender, the funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.
"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
"L/C Issuer" means PNC Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
"L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.
"Leases" means as defined in the Mortgage.
"Lender" means each Person listed on Schedule 1.1 and their respective successors and assigns as permitted hereunder.  For any Loan Document that provides for the granting of a security interest or other Lien to the Lenders or to the Agent as security for the Obligations, "Lender" includes any Affiliate of a Lender to which such Obligation is owed.
"Letter of Credit" means any letter of credit issued hereunder.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
"Letter of Credit Expiration Date" means the day that is seven days prior to the Expiration Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Sublimit" means an amount equal to the lesser of $2,000,000 or the available Commitments.  The Letter of Credit Sublimit is part of the available Commitments.  The Letter of Credit Sublimit will be reduced by the Commitment Percentage of any Defaulting Lender.
"LIBOR" means with respect to any amount to which the LIBOR Option applies for any LIBOR Interest Period, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Interest Period as the London interbank offered rate for U.S. Dollars for a comparable amount having a borrowing date and a maturity comparable to such LIBOR Interest Period (or if at any time, for any reason, a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source no longer exists, a comparable replacement rate determined by Agent at such time (which determination is conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage.  LIBOR will be adjusted with respect to any portion of the Loan to which the LIBOR Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  Agent will give prompt notice to Borrower of LIBOR as determined or adjusted in accordance herewith, which determination is conclusive absent manifest error.  In the event that LIBOR at any time is a negative number, LIBOR shall be deemed to be zero.
"LIBOR Interest Period" means the period of time selected by Borrower in connection with (and to apply to) any election permitted hereunder by Borrower to have the Loan bear interest at the LIBOR Option.  Subject to the last sentence of this definition, such period will be for a period of one (1) Month (or such shorter period as Agent in its discretion may allow Borrower to elect if available from all Lenders).  Such LIBOR Interest Period commences on (x) the date of disbursement of an advance of the Loan or (y) the date of renewal of or conversion to the LIBOR Option, as applicable.  Notwithstanding the second sentence hereof:  (A) any LIBOR Interest Period which would otherwise end on a date which is not a Business Day will be extended to the immediately succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period will end on the next preceding Business Day, and (B) Borrower may not select, convert to or renew a LIBOR Interest Period for any portion of the Loan that would end after the Expiration Date.
"LIBOR Options" means as defined in Section 3.1(b).
"LIBOR Option Reset Date" means as defined in Section 3.2.
"LIBOR Rate Margin" means (i) two and twenty-five hundredths of one percent (2.25%) prior to the date the Project achieves a Debt Service Coverage Ratio equal to or greater than 1.10 to 1.00 and (ii) two and ten hundredths of one percent (2.10%) from and after the date the Project achieves a Debt Service Coverage Ratio equal to or greater than 1.10 to 1.00.
 "LIBOR Reserve Percentage" means as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").
"Lien" means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

"Loan" means collectively the loans made by Lenders to Borrowers pursuant to this Agreement, in the maximum aggregate principal amount not to exceed Fifty Million Seven Hundred Fifty Thousand and No/100ths Dollars ($50,750,000.00), as said Loan may from time to time be amended or refinanced in accordance herewith.
"Loan Documents" means, collectively, this Agreement, the Notes, the Guaranties, the Collateral Documents, any PNC Provided Interest Rate Hedge, the Environmental Indemnity Agreement, any Assignment and Assumption, the Letter of Credit Applications, the Letters of Credit, the Disbursing Agreement, the Subordination Agreement, and all other documents, instruments, certificates and agreements made in connection with the Loan by any Loan Party in favor of Agent or any Lender or by and between any Loan Party and Agent or any Lender.
"Loan Parties" means Borrower and Guarantors.
"Major Subcontractors" means all subcontractors under Major Subcontracts.
"Major Subcontracts" means any subcontracts under the Construction Contracts which provide for aggregate payments in excess of $500,000.
"Management Agreement" means, individually and collectively (i) that certain Property Management Agreement (Multi-Family Residential) by and between Borrower and Steven Scott Management, Inc., as property manager with respect to the apartment units in the Project, (ii) that certain Lease Up and Marketing Agreement dated effective as of August 1, 2013, by and between Borrower and Steven Scott Management, Inc., with respect to the marketing and leasing of the apartment units in the Project, (iii) that certain Management and Leasing Agreement dated as of June 13, 2014, by and between Borrower and Schafer Richardson, Inc., as property manager and leasing agent for the retail portions of the Project and (iv) that certain Property Management Agreement (Multi-Family Residential and Retail) by and between Borrower and IRET Properties, with respect to the management of the Project from and after the date that is two (2) years after Completion of Construction of Building C.
"Material Adverse Effect" means (a) any change in Borrower's business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have any material adverse affect on Borrower; or (b) any change in any Guarantor's business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have any material adverse affect on such person or entity's ability to perform his or its obligations under the Loan Documents.
"Maximum Legal Rate" means the highest rate of interest that lenders may charge borrowers under applicable Law.
"Minor Change Orders" means changes in the Improvements, the Plans or the other Construction and Development Documents which do not modify the scope or overall quality of the Project or involve extensions of time of the Required Completion Date under the General Construction Contract and the performance of which costs less than $250,000 each and less than $500,000 in the aggregate.

"Month" means, with respect to a LIBOR Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such LIBOR Interest Period.  If any LIBOR Interest Period begins on a day for which there is no numerically corresponding day in the month in which such LIBOR Interest Period is to end, the final day of such LIBOR Interest Period will be deemed to end on the last Business Day of the final month thereof.
"Mortgage" means that certain Mortgage, Security Agreement and Fixture Financing Statement, dated of even date herewith, from Borrower to Agent.
"Net Cash Flow" means, as of the applicable calculation date, all gross cash, revenues and other funds received by Borrower in connection with the Project, less all expenses then due in connection with the ownership, operation, maintenance and financing of the Project, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, debt service and management fees.
"Net Operating Income" means, as of the date of determination, the difference between (x) the revenues (including, without limitation, tenant reimbursements of items included in expenses) received by the Borrower from the ownership and operation of the Project for the three (3) months preceding the date of determination, consisting of rental income from tenants under leases then in full force and effect with no default thereunder and approved by (or deemed to be approved by) Agent, including, without limitation, the expected effective minimum rent payable by tenants in occupancy under executed leases approved by Agent, but not yet paying rent, so long as such tenants will be paying minimum rent within thirty (30) days from the date of determination, and all other revenues of a recurring nature based upon operating statements for the Project for the three (3) months preceding the date of determination and approved by Agent in its reasonable discretion, with such revenues annualized by multiplying such amount by four (4), but excluding security and other deposits, other revenues which are non-recurring (in the Agent's reasonable determination) and lease termination fees and (y) the sum of (A) the greater of (i) the sum of actual operating expenses incurred by the Borrower in connection with its ownership and operation of the Project for the six (6) months preceding the date of determination (excluding all real estate taxes and insurance premiums paid during such period) with such expenses annualized plus, all real estate taxes and insurance premium obligations for the calendar year which includes the date of calculation, and (ii) $1,700,000, (B) management fees equal to the greater of the actual management fees paid by the Borrower with respect to the Project for such period or 3% of gross revenues for such period, with such fees annualized, and (C) capital expenditure reserves equal to $250 per apartment in the Project per calendar year and $0.20 per rentable square foot of retail/commercial space in the Project per calendar year.
"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.1, and (b) has been approved by the Required Lenders.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender.

"Non-Qualifying Party" means any Loan Party that fails for any reason to qualify on the applicable Eligibility Date as an Eligible Contract Participant.
"Nonrenewal Notice Date" means as defined in Section 2.10(b)(iii).
"Note" means a promissory note made by Borrower in favor of any Lender evidencing the Loan.
"Obligations" means all obligations, Indebtedness and liabilities of any Loan Party to Agent or any Lender or their respective Affiliates, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, secured or unsecured, whether as guarantor or surety, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Agent's Letter or any other Loan Document, including, without limitation, all L/C Obligations, any post-petition interest and/or advances any PNC Provided Interest Rate Hedge Liabilities, provided, however, notwithstanding anything in the foregoing to the contrary, the Obligations do not and will not include any Excluded Hedge Liabilities.
"Official Body" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or Basel or any successor or similar authority to any of the foregoing).
"Organizational Documents" means a Loan Party's partnership agreement, partnership certificate, articles of incorporation, bylaws, certificate of incorporation, articles of organization, operating agreement, declaration of trust or other formation documents.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, excluding connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made (a) pursuant to any Loan Document; (b) from the execution, delivery, performance, enforcement or registration of, any Loan Document; or (c) from the receipt or perfection of a security interest or otherwise with respect to any Loan Document, including Other Connection Taxes related to an assignment made pursuant to Section  3.15 but excluding Other Connection Taxes imposed with respect to any other assignment.
"Outstanding Amount" means (i) with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
"Participant" means as defined in Section 11.9(d).
"Participant Register" means as defined in Section 11.9(d).
"Payment Guaranty" means that certain Agreement of Guaranty and Suretyship (Payment), dated of even date herewith, given by the Guarantors to Agent.
"Permitted Encumbrances" means:
(a)            the Liens, assignments and security interests in favor of Agent pursuant hereto and to the Collateral Documents;
(b)            easements, restrictions, encumbrances and other matters described in and permitted to exist under the terms of the Mortgage;
(c)            such other matters as may be expressly consented to in writing by the Required Lenders; and
(d)            real estate taxes on the Land and Improvements not yet due and payable.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.
"Plans" means the final plans and specifications for the construction and equipping of the Improvements, including all schematic and working drawings and designations of all manufacturers and model numbers of all equipment, and any Improvements to be constructed off of the Land, as approved by all necessary parties in accordance with this Agreement.
"Platform" means as defined in Section 11.5(d).
"PNC Bank" means PNC Bank, National Association, its successors and assigns.
"PNC Provided Interest Rate Hedge" means an Interest Rate Hedge which is provided by PNC Bank that is (a) documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.
"PNC Provided Interest Rate Hedge Liabilities" means the liabilities owing to PNC Bank by any Loan Party that is party to a PNC Provided Interest Rate Hedge.  PNC Provided Interest Rate Hedge Liabilities, for purposes of this Agreement and all other Loan Documents are "Obligations" of such Person and of each other Loan Party, are guaranteed obligations under any Guaranties and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.  The Liens securing the PNC Provided Interest Rate Hedge Liabilities will be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.2.
"Post-Foreclosure Entity" means as defined in Section 9.14.
"Post-Foreclosure Plan" means as defined in Section 9.14.
"Potential Default" means an event or condition which, with the passage of time, the giving of notice, a determination by Agent or the Required Lenders, or any combination of the foregoing, could reasonably be expected to constitute an Event of Default.
"Principal Office" means the main banking office of Agent in Pittsburgh, Pennsylvania, or such other office designated by Agent.
"Prior Security Interest" means a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute.
"Project" means the Land and Improvements.
"Project Account" means the account of Borrower maintained with Agent for the purpose of disbursement of funds with respect to the Loan.
"Project Covenant Documents" means the City Development Agreement.
"Property Managers" means, individually and collectively, Steven Scott Management, Inc., Schafer Richardson, Inc. and IRET Properties.
"Published Rate" means the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate will be the Eurodollar rate for a one month period as published in another publication selected by Agent).  In the event that the Published Rate at any time is a negative number, the Published Rate shall be deemed to be zero.
"Qualified ECP Loan Party" means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.

"Recipient" means (a) Agent and (b) any Lender, as applicable.
"Register" means as defined in Section 11.9(c)
"Regulated Substances" means as defined in the Environmental Indemnity Agreement.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Reportable Compliance Event" means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
"Required Advance" means the share of a Disbursement to be funded by each Lender in accordance with the provisions of Section 6.1.
"Required Completion Date" means the earlier to occur of (a) July 1, 2017 or (b) the date required for completion of the Improvements pursuant to the terms of the Project Covenant Documents, as such date may be extended pursuant to the terms of such Project Covenant Documents.
"Required Lenders" means (a) if there are one or two Lenders, all Non-Defaulting Lenders; and (b) if there are three or more Lenders, the Non-Defaulting Lenders who have in the aggregate at least sixty six and two thirds percent (66.67%) of either (i) the total Commitments of all Non-Defaulting Lenders, or (ii) in the event the Commitments have been terminated, the aggregate outstanding Loans of all Non-Defaulting Lenders.
"Resignation Effective Date" means as defined in Section 9.6(a).
"Retainage" means the retainage with respect to certain construction costs of the Improvements as provided in Section 6.6.
"Sanctioned Country" means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
"Sanctioned Person" means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such

Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature or as they otherwise are due and payable in the normal course of business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature.
"SR Guarantors" means, jointly and severally, Bradley J. Schafer, N. Christopher Richardson and Steven G. Norcutt.
"Subordination Agreement" means that certain Subordination Agreement of even date herewith between Agent and IRET Properties, pursuant to which all member loans made by IRET Properties to Borrower are subordinated to the Loan, as the same may be amended, replaced or supplemented from time to time.
"Subsequent Disbursement" means as defined in Section 6.5.
"Subsidiary" of any Person at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (b)  which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.
"Substitute Note" means as defined in Section 2.5(e).
"Swap" means any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or  (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
"Swap Obligation" means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a PNC Provided Interest Rate Hedge.
"Syndications Period" means the 120 day period commencing on the Closing Date.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
"Title Insurance Company" means a title insurer acceptable to Agent.
"Title Insurance Policy" means a title insurance policy purchased for Agent by Borrower at Borrower's sole cost and expense, insuring the lien of the Mortgage as a first lien on fee simple title to the Land and Improvements, together with all appurtenances thereto in the principal sum secured by the Mortgage and the portions of the Loan advanced from time to time, which policy must, to the extent available in the applicable jurisdiction, include such endorsements as Agent may require, and coverage against mechanics' lien claims for all Disbursements through the latest disbursement, subject only to exceptions as may be approved in writing by Agent from time to time, if any, and issued by the Title Insurance Company on the ALTA Loan Title Insurance Policy 6/17/06 form or such other form designated by Agent.
"Total Outstandings" means the aggregate Outstanding Amount of the Loan and all L/C Obligations.
"Uniform Commercial Code" means the Uniform Commercial Code as in effect in each applicable jurisdiction.
"Unreimbursed Amount" means as defined in Section 2.10(c)(i).
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.
"U.S." means the United States of America.
"U.S. Borrower" means any Borrower that is a U.S. Person.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Internal Revenue Code.
"Voluntary Prepayment" means any payment made in compliance with the terms and conditions set forth in Section 3.9.
"Withholding Agent" means any Loan Party and Agent.
1.2            Interpretation/Construction.  Unless otherwise set forth in this Agreement or any other Loan Document, the following rules of construction apply to this Agreement and each other Loan Document:
(a)            references to the plural include the singular, the part and the whole, and the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation";
(b)            the words "hereof," "herein," "hereunder," "hereto" and similar terms used in any Loan Document refer to such Loan Document as a whole;
(c)            article, section, subsection, clause, schedule and exhibit references are to this Agreement, unless otherwise specified;
(d)            reference to any Person includes such Person's successors and assigns as may be permitted by the Loan Documents;

(e)            reference to any agreement, document or instrument means such agreement, document or instrument as amended, restated or replaced hereafter in accordance with the provisions thereof and of this Agreement;
(f)            relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including";
(g)            the words "asset" and "property" are construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;
(h)            the Table of Contents, section headings, and captions of the articles, schedules and exhibits of each Loan Document are included for convenience only and do not affect Loan Document construction or interpretation;
(i)            unless otherwise specified, all references herein to times of day are references to prevailing Eastern Time;
(j)            references to a Person's successors and assigns mean only such successors and assigns as are permitted by the Loan Documents;
(k)            any reference to a Law means as such Law may be amended or supplemented from time to time, and any successor Law and related rules and regulations thereunder, as may be from time to time in effect; and
(l)            all Agent determinations are presumed to have been made in good faith and are conclusive absent manifest error.
1.3            Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement must be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms mean as defined by GAAP; provided, however, that all accounting terms and related definitions used in Exhibit 7.2 have the meanings given to such terms and definitions under GAAP as in effect on the Effective Date applied on a basis consistent with those used in preparing Statements referred to in Section 8.8.

2.            AGREEMENT TO BORROW AND LEND
2.1            Agreement to Borrow and Lend.  Subject to the terms, provisions and conditions hereof and in reliance on the representations and warranties set forth herein, each Lender severally but not jointly agrees to lend to Borrower such Lender's Commitment.
2.2            The Notes.  The Loan is evidenced by the Notes and bears interest calculated and payable as provided in Article 3.  The unpaid amounts of the Loan, as set forth on the books and records of Agent or other holder of the Notes maintained in the ordinary course of business, will be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records will not limit or affect the obligations of Borrower hereunder or under the Notes to make payments of principal and interest on the Loan when due.
2.3            Term.  The term of the Loan commences on the Closing Date and terminates on the Expiration Date.
2.4            Extension Option. Borrower has the option to extend the Expiration Date for one twelve (12) month period in accordance with and subject to the terms and conditions of this Section  2.4 (the "Extension Option").  In the event that Agent determines in its sole discretion that the following conditions (collectively the "Conditions for Extension") have been satisfied, Borrower has the right to extend the Expiration Date to the last day of the Extension Period; provided, that Conditions for Extension (a), (c), (d), (e), (f) and (g) must be satisfied on the Extension Option Exercise Date and Conditions for Extension (a), (b) (e), (f), (g) and (h) must be satisfied immediately prior to the Extension Period Commencement Date:
(a)            no Potential Default or Event of Default exists;
(b)            the Extension LTV Requirement has been met or Borrower has made a Voluntary Prepayment in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Extension LTV Requirement is satisfied;
(c)            the Extension DSCR Requirement has been met or Borrower has made a Voluntary Prepayment to Lenders in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Extension DSCR Requirement is satisfied;
(d)            lien-free Completion of Construction has occurred;
(e)            payment of the Extension Fee to Agent has been made;
(f)            no Material Adverse Effect has occurred and is continuing;
(g)            IRET Guarantors are in compliance with the financial covenants set forth in the Payment Guaranty, as evidenced by a Compliance Certificate executed by IRET Properties and delivered to Agent; and
(h)            Agent has received a Date Down Endorsement or other endorsement to its Title Insurance Policy in form approved by Agent insuring the priority of the lien of the Mortgage in the amount of all Disbursements and containing no exceptions other than Permitted Encumbrances.
Borrower will provide Agent with written notice of its election to extend the Expiration Date in the form attached hereto as Exhibit 2.4, together with payment of the Extension Fee, not later than sixty (60) days and not sooner than one hundred twenty (120) days prior to the then applicable Expiration Date.  In the event that, for any reason, the Borrower fails to satisfy any of the Conditions for Extension, the Loan shall mature and be due and payable in full on the original Expiration Date.

2.5            Availability of Funds; Defaulting Lender.
(a)            Each Lender is obligated to fund and make available to Agent a Required Advance on each proposed Borrowing Date.  In reliance on each Lender's obligation to fund Required Advances, Agent may in its sole discretion make available to Borrower an amount corresponding to each Lender's pro rata share of the Disbursement (the "Corresponding Amount").  In the event a Lender does not make its Required Advance available to Agent by 3:00 p.m., on the day Agent funds a Disbursement, such Lender is a Defaulting Lender until such time as it cures its failure to fund pursuant to Section 2.7 and is not otherwise a Defaulting Lender.
(b)            Agent will notify each Non-Defaulting Lender and Borrower in writing of any Delinquent Advance (the "Delinquency Notice").  Each Non-Defaulting Lender has the right but not the obligation to fund a Delinquent Advance, provided that within the Election Period each Electing Lender delivers an Election Notice.  If Agent receives more than one Election Notice within the Election Period, then each Electing Lender has committed to fund its Elected Share.  If a Defaulting Lender fails to cure during the Election Period as provided in Section 2.7, then on the expiration of the Election Period, each Electing Lender's Commitment automatically increases by such Electing Lenders' Elected Share, and the Defaulting Lender's Commitment is automatically and permanently reduced by the Delinquency Amount (a "Commitment Adjustment").  Agent will notify Borrower and each Lender of any Commitment Adjustment.  In the event of a Commitment Adjustment, (i) if a Corresponding Amount was not disbursed by Agent pursuant to Section 2.5(a), or was refunded by Borrower pursuant to subsection (c) below, Agent will notify Borrower and each Lender of the rescheduled date of the Delinquent Advance, which date will be no sooner than three (3) Business Days after the date of such notice; and (ii) if Agent has funded the Delinquent Advance pursuant to Section 2.5(a), and Borrower has not refunded the Delinquent Advance pursuant to subsection (c) below, then each Electing Lender will remit to Agent its Elected Share within three (3) Business Days of written request by Agent, and Agent will reimburse itself from such funds.
(c)            In the event that no Lender elects to fund the Delinquency Amount within the Election Period, then on the expiration of the Election Period, Agent will notify Borrower and each Lender.  In the event a Lender fails to fund its Required Advance but Agent has made a Corresponding Amount available to Borrower pursuant to subsection (a) above, (i) each other Lender must make its Required Advance available to Agent and (ii) Agent is entitled to recover the Defaulting Lender's Corresponding Amount from Borrower, together with interest accrued at the Delinquent Rate from the date Agent funded the Defaulting Lender's Corresponding Amount to the date Agent recovers such Corresponding Amount.  Borrower's failure to refund an advance within ten (10) days of such demand will constitute an Event of Default, notwithstanding anything to the contrary contained herein or in any other Loan Document.  In the event a Lender fails to fund a Required Advance, there is no Electing Lender and Agent has not made the Corresponding Amount available to Borrower, then the obligation of any Non-Defaulting Lender to fund its Required Advance and any subsequent Disbursements is expressly conditioned on Borrower's written commitment to fund from its own sources the entire Delinquency Amount and Agent's receipt of evidence satisfactory in its sole discretion that Borrower and/or Guarantors have paid the Defaulting Lender's Required Advance from their own funds.

(d)            Until all Obligations owed to Non-Defaulting Lenders have been satisfied in full, no Defaulting Lender is entitled to (i) its Commitment Percentage of any payment received by Agent; or (ii) the proceeds of any Collateral.  Such Defaulting Lender will not be released from its obligations as a Lender hereunder or under any of the other Loan Documents without the prior written consent of Agent, Borrower and Non-Defaulting Lenders, such consent to be granted or denied in the sole and absolute discretion of each such party.  Further, such Defaulting Lender hereby indemnifies, defends and holds harmless Agent, each Non-Defaulting Lender, and Borrower from any claims, losses, damages, expenses or costs incurred by Agent, Non-Defaulting Lenders, and/or Borrower as a result of said Defaulting Lender's failure to comply with the requirements of this Agreement.
(e)            In connection with any Commitment Adjustment, Borrower hereby covenants and agrees that it will, promptly following the request of the Electing Lender(s), execute and deliver to each Electing Lender and the Defaulting Lender substitute notes in the form of the Notes (each a "Substitute Note").  Each Substitute Note must be in an amount equal to such Lenders' adjusted Commitment, and must include the following statement:
"This Note is a substitute note as contemplated by Section 2.5(e) of the Construction Loan Agreement, and it replaces and is in lieu of that certain note made by Borrower, dated _______________________ to the order of ________________ in the principal sum of $________________."
In connection with Borrower's execution of Substitute Notes, Borrower will deliver to Agent evidence of the due authorization, execution and delivery of the Substitute Notes and any related documents as Agent may reasonably request.  The execution and delivery of Substitute Notes is a condition precedent to any further Disbursements.  Upon receipt of its Substitute Note, each of the Electing Lender(s) and the Defaulting Lender will return to Borrower any Note replaced by a Substitute Note, provided that the delivery of a Substitute Note to any Lender pursuant to this Section 2.5 will operate to void and replace the Note previously held by such Lender.  Borrower, Agent and Lenders agree to execute any other modifications to the Loan Documents that Agent reasonably deems necessary or desirable in connection with any Commitment Adjustment.
2.6            Effect of a Defaulting Lender's Failure to Make an Advance of Loan Proceeds.
(a)            Subject to a Defaulting Lender's right to cure as provided in Section 2.7, a Defaulting Lender's interest in the Loan Documents and any and all amounts due to such Defaulting Lender under the Loan Documents will be subordinate in lien priority and to the repayment of all amounts due at any time to Agent and Non-Defaulting Lenders under the Loan Documents.  A Defaulting Lender is bound by any amendment, waiver or action taken or omitted to be taken by Agent and/or Non-Defaulting Lenders under any Loan Document.
(b)            Agent and Lenders confirm and agree that compliance by Borrower with its obligations and/or responsibilities under Section 2.5(c) will not in any way act to waive or release any rights and/or remedies which Borrower may have, whether at Law or in equity, against any Defaulting Lender which arise out of or in connection with such Defaulting Lender's failure to fund the portion it is required to fund of any Disbursements in accordance with the terms, conditions, and provisions of this Agreement.

2.7            Cure by Defaulting Lender of Delinquent Advance.
(a)            A Defaulting Lender may cure a Delinquent Advance within the Election Period by remitting to Agent a Cure Advance.  Agent will notify Borrower and Non-Defaulting Lenders of its receipt of a Cure Advance and (i) of the rescheduled date of the advance which will be no sooner than three (3) Business Days after such notice, if the Delinquent Advance has not been funded by Agent or has been refunded by Borrower; or (ii) of Agent's intent to reimburse itself from funds received from the Cure Advance, if Agent funded the Delinquent Advance and Borrower has not refunded such advance.  Notwithstanding any Cure Advance, a Lender is bound by any amendment to or waiver of any provision of any Loan Document, or any other action taken or omitted to be taken by Agent and/or Non-Defaulting Lenders while such Lender was a Defaulting Lender.
(b)            After the Election Period, Borrower, Agent and the Non-Defaulting Lenders may permit a Defaulting Lender to cure its default and become a Non-Defaulting Lender upon terms and conditions agreed to in writing by the parties to this Agreement.
2.8            Defaulting Lender Adjustments.  Notwithstanding any other provision of this Agreement to the contrary, for so long as any Lender is a Defaulting Lender the following provisions apply:
(a)            The Commitment and outstanding Loans of such Defaulting Lender will not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1).
(b)            Except to the extent that any Electing Lender has elected to fund the Delinquency Amount within the Election Period, any payment or prepayment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender will be applied as determined by Agent: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held as cash collateral in a deposit account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.8(b) are deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

2.9            Certain Fees.  No Defaulting Lender is entitled to receive any Extension Fee or other fee for any period during which that Lender is a Defaulting Lender.
2.10            Letters of Credit.
(a)            The Letter of Credit Commitment.
(i)            L/C Issuer agrees, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, for purposes of meeting bonding requirements for the Project, to amend or renew Letters of Credit previously issued by it, and to honor drafts under the Letters of Credit.  The Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that L/C Issuer will not be obligated to make any L/C Credit Extension, and no Lender will be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension:  (A) the Total Outstandings would exceed the available Commitments; (B) the aggregate Outstanding Amount of the portion of the Loan advanced by any Lender, plus such Lender's pro rata share of the Outstanding Amount of all L/C Obligations, would exceed such Lender's Commitment; or (C) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Borrower's ability to obtain Letters of Credit is fully revolving and Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)            L/C Issuer is under no obligation to issue any Letter of Credit if:
A.            any order, judgment or decree of any Official Body or arbitrator restrains L/C Issuer from issuing the requested Letter of Credit, or any Law applicable to L/C Issuer or any request or directive from any Official Bodies with jurisdiction over L/C Issuer prohibits or requests that L/C Issuer refrain from issuing the Letter of Credit, or letters of credit generally, or imposes upon L/C Issuer any restriction, reserve or capital requirement for which L/C Issuer is not compensated hereunder, or imposes upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date hereof and which L/C Issuer in good faith deems material; or
B.            the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date; or
C.            the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; or
D.            the issuance of the requested Letter of Credit would violate one or more policies of L/C Issuer; or
E.            the requested Letter of Credit is in an initial amount less than $100,000, or is to be denominated in a currency other than Dollars; or

F.            one or more of the Lenders is a Defaulting Lender, unless Borrower Cash Collateralizes (as hereinafter defined) Defaulting Lender's Commitment Percentages of the Letter of Credit amount in accordance with this Section.
(iii)            L/C Issuer is under no obligation to amend any Letter of Credit if L/C Issuer would not have an obligation at such time to issue the Letter of Credit in its amended form, or if the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.
(i)            Borrower must request that L/C Issuer issue or amend Letters of Credit by delivering to L/C Issuer and Agent a Letter of Credit Application signed by Borrower.  All Letter of Credit Applications must be fully completed and received by L/C Issuer and Agent by 11:00 a.m. (Pittsburgh, Pennsylvania time) at least two (2) Business Days prior to the proposed issuance date or date of amendment.  A Letter of Credit Application for the initial issuance of a Letter of Credit must specify in form and detail satisfactory to L/C Issuer each of the following items with respect to the Letter of Credit:  (A) the proposed Business Day for issuance; (B) the amount; (C) the expiry date; (D) the name and address of the beneficiary; (E) the documents to be presented by the beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (G) any other matter as may be required by L/C Issuer.  A Letter of Credit Application for the amendment of an outstanding Letter of Credit must specify in form and detail satisfactory to L/C Issuer (v) the Letter of Credit to be amended; (w) the effective date of proposed amendment, which must be a Business Day; (x) the nature of the proposed amendment; and (y) any other matters required by L/C Issuer.
(ii)            Upon Agent's confirmation that the Letter of Credit Application is permitted hereunder, L/C Issuer will issue a Letter of Credit for the account of Borrower or amend the outstanding Letter of Credit.  Each Lender hereby irrevocably and unconditionally agrees to purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Commitment Percentage times the amount of such Letter of Credit, and upon L/C Issuer's issuance of any Letter of Credit each Lender will be deemed to have so purchased such risk participation.
(iii)            L/C Issuer may in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each an "Auto Renewal Letter of Credit") upon request by Borrower in any applicable Letter of Credit Application.  Each Auto Renewal Letter of Credit will permit L/C Issuer to prevent renewal at least once in each twelve (12) month period by giving prior notice to the L/C Beneficiary on or before the date specified (the "Nonrenewal Notice Date") at the time such Letter of Credit is issued.  Unless otherwise directed by L/C Issuer, Borrower will not be required to make a specific request to L/C Issuer for any such renewal.  Once an Auto Renewal Letter of Credit has been issued, each Lender will be deemed to have authorized L/C Issuer to permit the renewal of such Letter of Credit to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that L/C Issuer will not permit any such renewal if (A) L/C Issuer has determined that it would have no obligation to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice on or before two (2) Business Days before the Nonrenewal Notice Date (a) from Agent that the Required Lenders have elected not to permit such renewal, or (b) from Agent or Borrower that Borrower has not satisfied one or more of the applicable conditions specified in Sections 6.1 and 6.5.  Nothing in this Section 2.10 (b) (iii) may be deemed to require L/C Issuer to issue any Auto Renewal Letter of Credit.
(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising or to the beneficiary thereof, L/C Issuer will deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.
(c)            Drawings and Reimbursements; Funding of Participations.
(i)            L/C Issuer will notify Borrower and Agent upon receipt of any notice of drawing by a beneficiary of any Letter of Credit.  Borrower must reimburse L/C Issuer, through Agent, in the amount of any drawing by 11:00 a.m. (Pittsburgh, Pennsylvania time) on the date of any payment by L/C Issuer under a Letter of Credit (each such date an "Honor Date").  If Borrower fails to reimburse L/C Issuer by such time, Agent will promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Commitment Percentage thereof.  In such event, the Borrower will be deemed to have requested an advance of the Loan at the Base Rate to be disbursed on the Honor Date in the amount of the Unreimbursed Amount, subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Sections 6.1 and 6.5.  Any notice given by L/C Issuer or Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the lack of immediate confirmation will not affect the conclusiveness or binding effect of such notice.
(ii)            Upon receipt of any notice pursuant to subsection (c)(i) above, each Lender will make funds available to Agent for the account of L/C Issuer at Agent's Principal Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount by 1:00 p.m. (Pittsburgh, Pennsylvania time) on the Business Day specified in such notice.  Each Lender that makes funds available will be deemed to have made an advance to Borrower in such amount.  Agent will remit the funds received to L/C Issuer.
(iii)            If any Unreimbursed Amount is not fully refinanced by an advance of the Loan (for any other reason), Borrower is deemed to have incurred an L/C Borrowing in the amount of the Unreimbursed Amount that is not refinanced, which L/C Borrowing will be due and payable on demand (together with interest) and will bear interest at a rate equal to the Default Rate.  In such event, each Lender's payment to Agent for the account of L/C Issuer pursuant to subsection (c)(ii) above is deemed payment in respect of its participation in such L/C Borrowing and constitutes an L/C Advance from such Lender.
(iv)            Until each Lender funds its Commitment Percentage of an L/C Advance, interest on such Lender's Commitment Percentage of such amount will be solely for the account of L/C Issuer.

(v)            Each Lender's obligation to make Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit are absolute and unconditional and will not be affected by any circumstance, including without limitation: (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  The making of an L/C Advance will not relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)            If any Lender fails to timely make available to Agent for the account of L/C Issuer any amount required to be paid by such Lender, L/C Issuer is entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the Default Rate  from time to time in effect.  A certificate of L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this subsection (c)(vi) is conclusive absent manifest error.
(d)            Repayment of Participations.
(i)            At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment, if Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise), Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by Agent.
(ii)            If any payment received by Agent for the account of L/C Issuer is required to be returned, each Lender must pay to Agent for the account of L/C Issuer its Commitment Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Open Rate from time to time in effect.
(e)            Obligations Absolute.  The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing is absolute, unconditional and irrevocable, and must be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)            the existence of any claim, counterclaim, set off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)            any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Law pertaining to bankruptcy or insolvency; or
(v)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.
Borrower will promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify L/C Issuer.  Borrower will be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless it Borrower delivers such notice.
(f)            Role of L/C Issuer.  L/C Issuer has no responsibility to obtain any document except any sight draft, certificates and documents expressly required by the Letter of Credit, or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of L/C Issuer or Agent, or any of the respective correspondents, participants or assignees of L/C Issuer, will be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lender or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption will not preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither L/C Issuer, nor any of the respective correspondents, participants or assignees of L/C Issuer or Agent, will be liable or responsible for any of the matters described in subsections (e)(i) through (e)(v) above; provided, however, that Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, for any direct damages suffered by Borrower which Borrower proves were caused by L/C Issuer's willful misconduct or gross negligence or L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  L/C Issuer has no responsibility for investigation of any document, and L/C Issuer is not responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)            Cash Collateral.  Upon the request of Agent if L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that results in the Loan no longer being "in-balance", or if, as of the earlier of the Letter of Credit Expiration Date or the Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, Borrower will immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date).  Upon the request of Agent at any time that there is one or more Defaulting Lenders, Borrower will immediately Cash Collateralize the Defaulting Lenders' Commitment Percentage of the then Outstanding Amount of all L/C Obligations.  "Cash Collateralize" means to pledge and deposit with or deliver to Agent, for the benefit of L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent and L/C Issuer.  Borrower hereby grants to Agent, for the benefit of L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral will be maintained in blocked, noninterest bearing deposit accounts at Agent.
(h)            Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) will apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) will apply to each commercial Letter of Credit.
(i)            Letter of Credit Fees.  Borrower will pay to Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to one and seventy-five hundredths of one percent (1.75%) times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Agent will compute such Letter of Credit Fees on a quarterly basis in arrears.  Such letter of credit fees are due and payable on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.
(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Upon the issuance of a Letter of Credit Borrower will pay directly to L/C Issuer for its own account a fronting fee with respect to the applicable Letter of Credit in an amount equal to twenty-five hundredths of one percent (0.25%) of the amount of such Letter of Credit.  Upon an amendment to an existing Letter of Credit, Borrower will pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k)            Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof control.

3.            LOAN INTEREST RATES, PAYMENTS AND FEES
3.1            Interest Rate Options.  Borrower will pay interest in respect of the outstanding unpaid principal amount of the Loan as selected by it from the Base Rate Option or the LIBOR Option or the Daily LIBOR Option.  Borrower may select different Interest Rate Options and different LIBOR Interest Periods to apply simultaneously to the Loan comprising different Borrowing Tranches and may convert to or renew one (1) or more Interest Rate Options with respect to all or any portion of the Loan comprising any Borrowing Tranche, provided that there may not be at any one time outstanding more than three (3) Borrowing Tranches consisting of one (1) Base Rate Option Borrowing Tranche, one (1) LIBOR Option Borrowing Tranche and one (1) Daily LIBOR Borrowing Tranche.  Agent's determination of interest rates and any change therein will, in the absence of manifest error, be conclusive and binding upon all parties hereto.  If at any time the designated rate applicable to any portion of the Loan made by any Lender exceeds such Lender's Maximum Legal Rate, the rate of interest on such Lender's Loan is limited to such Lender's Maximum Legal Rate.  Borrower has the right to select from the following Interest Rate Options:
(a)            Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the sum of the Base Rate plus the Base Rate Margin  (the "Base Rate Option"), but in each case, such interest rate to change automatically without notice to Borrower from time to time effective as of the effective date of each change in the Base Rate (or any component thereof); or
(b)            LIBOR Options:  A rate per annum fixed for the applicable LIBOR Interest Period (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the sum of LIBOR plus the LIBOR Rate Margin  (the "LIBOR Option); or
(c)            Daily LIBOR Option:  A fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the sum of the Daily LIBOR Rate plus the LIBOR Rate Margin (the "Daily LIBOR Option"), but in each case, such interest rate to change automatically without notice to Borrower from time to time effective as of the effective date of each change in the Daily LIBOR Rate.
3.2            Loan Requests/LIBOR Interest Periods.  Borrower may request Agent to make advances of the Loan, or renew or convert any Interest Rate Option applicable to an existing Borrowing Tranche, by the delivery to Agent, not later than 12:00 noon, Pittsburgh,

Pennsylvania time (a) three (3) Business Days prior to the proposed Borrowing Date with respect to advances of a portion of the Loan to which the LIBOR Option applies; (b) three (3) Business Days prior to the last day of the existing LIBOR Interest Period with respect to the conversion to or the renewal of the LIBOR Option for any existing Borrowing Tranche; and (c) one (1) Business Day prior to either the proposed Borrowing Date with respect to the advance of a portion of the Loan to which either the Base Rate Option or the Daily LIBOR Option applies or the last day of the preceding LIBOR Interest Period with respect to the conversion to the Base Rate Option for any advance of the Loan, of a duly completed request therefor substantially in the form of Exhibit 3.2 (each, an "Interest Rate Request").  Each Interest Rate Request is irrevocable and must specify (w) the proposed Borrowing Date; (x) the aggregate amount of the proposed advances of the Loan comprising the Borrowing Tranche; (y) whether the LIBOR Option, Daily LIBOR Option, or Base Rate Option applies to the proposed advances of the Loan comprising the Borrowing Tranche; and (z) in the case of advances of the Loan to which the LIBOR Option applies, an appropriate LIBOR Interest Period for the proposed advance of the Loan comprising the Borrowing Tranche, provided that in the case of the renewal of a LIBOR Option at the end of a LIBOR Interest Period, the first day of the LIBOR Interest Period will be the last day of the preceding LIBOR Interest Period (the "LIBOR Option Reset Date"), without duplication in payment of interest for such day.  Notwithstanding the foregoing, if Borrower selects the LIBOR Option for any Disbursement that will be made on any day other than a LIBOR Option Reset Date, then such Disbursement will accrue interest at the Daily LIBOR Option until the following LIBOR Option Reset Date, at which time such Disbursement will become part of the LIBOR Option Borrowing Tranche.
3.3            Default Interest and Late Payment Charge.  To the extent permitted by Law,  during the existence of any Event of Default, Borrower will pay interest on the entire principal amount then outstanding and all other sums due under the Loan, regardless of the Interest Rate Option otherwise applicable thereto, at a rate per annum equal to the Default Rate.  The Default Rate accrues before and after any judgment has been entered.  In addition, Borrower will pay upon demand by Agent a late payment charge equal to five percent (5%) of the amount of any payment due under the Loan, prior to maturity or acceleration, which is not received by Agent within ten (10) days after the date such payment is due.  Borrower acknowledges that the increased interest rate and the late payment charge provided for herein reflect, among other things, the fact that the Loan has become a substantially greater credit risk given its default status and that Lenders are entitled to additional compensation for such risk and all such interest is payable by Borrower upon demand by Agent.  Borrower also agrees and acknowledges that the Default Rate is a reasonable forecast of such additional compensation for anticipated and actual harm incurred by Agent and Lenders, and that such harm cannot be estimated with certainty or without difficulty.  The Default Rate is imposed as liquidated damages for the purpose of defraying Lenders' expenses incident to the handling of delinquent payments, but is in addition to, and not in lieu of, the exercise by Agent, of any rights and remedies hereunder, under the other Loan Documents or under applicable Law, and any fees and expenses of any attorneys or other professionals Agent may employ.
3.4            LIBOR Unascertainable.  If, on any date on which LIBOR would otherwise be determined, Agent determines that:
(a)            adequate and reasonable means do not exist for ascertaining LIBOR, or

(b)            a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to LIBOR, then Agent will promptly notify Lenders and Borrower thereof.  On the date specified in any such notice, the obligation of Lenders to allow Borrower to select, continue, renew, or convert to a LIBOR Option or a Daily LIBOR Option, as applicable, is suspended until Agent notifies Borrower that the circumstances giving rise to the previous determination no longer exist.  If, at any time, Agent makes a determination under subsection (a) or (b) above, and Borrower has previously notified Agent of its conversion to or selection or renewal of a LIBOR Option and such Interest Rate Option has not yet gone into effect, such notification is deemed to provide for selection of, conversion to or renewal of the Base Rate Option.
If, on any date on which LIBOR would otherwise be determined, any Lender determines (which determination will be conclusive absent manifest error) that:
(c)            the making, maintenance or funding of any portion of the Loan to which a LIBOR Option or a Daily LIBOR Option, as applicable, applies has been made impracticable or unlawful by compliance by any Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
(d)            such LIBOR Option or Daily LIBOR Option will not adequately and fairly reflect the cost to any Lender of the establishment or maintenance of such portion of the Loan, or
(e)            after making reasonable efforts, deposits of the relevant amount in Dollars for the relevant LIBOR Interest Period for any portion of the Loan to which a LIBOR Option applies are not available to any Lender with respect to such portion of the Loan, or to lenders generally, in the London interbank Eurodollar market, then the affected Lender must promptly notify Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and Agent will promptly send copies of such notice and certificate to the other Lenders and Borrower.  On the date specified in any such notice, the applicable portion of the Loan automatically converts to the Base Rate Option.
3.5            Selection of Interest Rate Options.  If Borrower fails to select a new LIBOR Interest Period to apply to any Borrowing Tranche under the LIBOR Option at the expiration of an existing LIBOR Interest Period in accordance with the provisions of Section 3.2, Borrower is deemed to have elected the LIBOR Option for such Borrowing Tranche commencing upon the LIBOR Option Reset Date.  If an Event of Default exists, Agent may in its discretion prohibit Borrower from thereafter selecting the LIBOR Option or the Daily LIBOR Option.
3.6            Payments.  All payments and prepayments of principal, interest, or other fees or amounts due from Borrower are payable prior to 11:00 a.m. (Pittsburgh, Pennsylvania time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor will immediately accrue.  Such payments will be made at the Principal Office to Agent in U.S. Dollars and in immediately available funds, and Agent will promptly distribute such amounts to Lenders in immediately available funds; provided that in the event Agent receives payments by 1:00 p.m. (Pittsburgh, Pennsylvania time), and such payments are not distributed to Lenders on the same day received by Agent, Agent will pay Lenders the Delinquent Rate with respect to the amount of such payments for each day held by Agent and not distributed to Lenders.  Agent's and each Lender's statement of account, ledger or other relevant record will, in the absence of manifest error, be presumptive evidence of principal of and interest on the Loan and other amounts owing under this Agreement.
3.7            Pro Rata Treatment of Lenders.  All payments made in respect of principal, interest, other fees or other amounts due from Borrower hereunder to Lenders, excluding the Agent's Fee, will be payable ratably among Lenders entitled to such payment in accordance with the Commitment Percentages of each Lender, except as may be otherwise provided herein.
3.8            Interest Payment Dates.  Interest on the Loan is due and payable in arrears on the first day of each month after the date hereof and on the Expiration Date.
3.9            Voluntary Prepayments.
(a)            Borrower has the right at its option from time to time to prepay the Loan in whole or part on the dates set forth below without cost, premium or penalty, except as provided below or in Sections 3.12(a), 3.12(b) or 3.13:
(i)            on any Business Day with respect to any portion of the Loan to which either the Daily LIBOR Option or the Base Rate Option applies;
(ii)            on the last day of the applicable LIBOR Interest Period with respect to any portion of the Loan to which a LIBOR Option applies; or
(iii)            on the date specified in a notice by any Lender pursuant to Sections 3.4(c), 3.4(d) or 3.4(e), with respect to any portion of the Loan to which a LIBOR Option applies.
Whenever Borrower desires to prepay the Loan, it must provide a prepayment notice to Agent by 1:00 p.m. (Pittsburgh, Pennsylvania time) setting forth (x) the Business Day on which the proposed prepayment is to be made, which must be no less than three (3) Business Days after the date of such prepayment notice; (y) a statement indicating the application of the prepayment between the portions of the Loan to which the Base Rate Option applies, to which the Daily LIBOR Option and to which the LIBOR Option applies, including, with respect to the LIBOR Option, the applicable Borrowing Tranche to which such prepayment applies; and (z) the total principal amount of such prepayment, which may not be less than $100,000.  All prepayment notices are irrevocable.  The principal amount of the portion of the Loan for which a prepayment notice is given, together with interest on such principal amount, is due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Any prepayment hereunder is subject to Borrower's obligation to indemnify Lenders under Section 3.13 and is not subject to reborrowing.
(b)            Each Lender agrees that upon the occurrence of any event giving rise to increased costs under Section 3.12(a) or the suspension of the LIBOR Option or Daily LIBOR Option pursuant to Sections 3.4(c), 3.4(d) or 3.4(e), or if any Lender requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 3.14, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any portion of the Loan affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such section.  Nothing in this Section 3.9(b) will affect or postpone any of the obligations of any Loan Party or the rights of Agent or any Lender provided in this Agreement.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.10            Mandatory Prepayments.  In the event that Borrower extends the Expiration Date pursuant to Section 2.4, principal shall be due and payable in equal consecutive monthly installments sufficient to fully amortize the principal balance over the remaining unexpired years in an assumed thirty (30) year term of amortization at an assumed rate of interest equal to 5%, which payments shall commence on the first (1st) Business Day of the first (1st) calendar month of the Extension Period and continuing on the first (1st) Business Day of each month thereafter.  If not sooner paid, all outstanding principal, accrued interest and all other amounts due and owing under any Loan Document are due and payable in full on the Expiration Date.
3.11            Application Among Interest Rate Options.  All principal payments permitted or required pursuant to Sections 3.9 and 3.10 or any other provision of the Loan Documents will, so long as no Event of Default exists, be applied to the principal amount of the Loan among the Borrowing Tranches as are designated by Borrower; provided that, if Borrower fails to designate Borrowing Tranches, such payments will be applied first to the Base Rate Option Borrowing Tranche, second to the Daily LIBOR Option Borrowing Tranche and then to any LIBOR Option Borrowing Tranches.  Any principal amounts so repaid are not subject to reborrowing.  In accordance with Section 3.13, Borrower indemnifies Lenders for any loss or expense, including loss of margin, incurred with respect to any prepayments applied against any portion of the Loan subject to a LIBOR Option on any day other than the last day of the applicable LIBOR Interest Period.
3.12            Increased Costs.
(a)            Increased Costs Generally.  If any Change in Law:
(i)            imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii)            subjects any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto except (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes; or

(iii)            imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any portion of the Loan made by such Lender or any participation therein;
and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any portion of the Loan or of maintaining its obligation to make any portion of the Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, such additional amount or amounts as will compensate such Lender or other Recipient, for such additional costs incurred or reduction suffered.
(b)            Capital Requirements.  If any Lender determines that a Change in Law affecting such Lender, any lending office of such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements, has or could have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company as a consequence of this Agreement to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)            Certificates for Reimbursement.  A certificate of a Lender delivered to Borrower and setting forth the amount or amounts necessary to compensate such Lender or its holding company pursuant to this Section 3.12 is conclusive absent manifest error, and Borrower will pay such Lender the amount shown as due within ten (10) days after receipt of such certificate.
(d)            Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.12 does not constitute a waiver of such Lender's right to demand such compensation.
3.13            Indemnity.  In addition to the compensation or payments required by Sections 3.12 and 3.14, Borrower indemnifies each Lender against all liabilities, losses or expenses such Lender sustains or incurs as a consequence of any:
(a)            payment, prepayment, conversion or renewal of any portion of the Loan to which the LIBOR Option applies on a day other than the last day of the corresponding LIBOR Interest Period whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due and including any prepayment due pursuant to an assignment permitted by Section 3.15; or
(b)            attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to the selection of the LIBOR Option under Section 3.2 or prepayments under Section 3.9.

If any Lender sustains or incurs any such loss or expense, it will from time to time notify Borrower and Agent of the amount determined in good faith by such Lender (which determination will be conclusive absent manifest error) to be necessary to indemnify Lender for such loss or expense, and such amount will be due and payable by Borrower to Lender within ten (10) days after the notice is given.  Lender's notice will set forth in reasonable detail the basis for its determination.
3.14            Taxes.
(a)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document must be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined by a Withholding Agent) requires the deduction or withholding of any Tax from any such payment by such Withholding Agent, then the Withholding Agent is entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party is increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.14) the applicable Recipient receives an amount equal to the sum it could have received had no such deduction or withholding been made.
(b)            Payment of Other Taxes by Borrower.  The Loan Parties jointly and severally agree to timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law, or at Agent's option, timely reimburse Agent for the payment of any such Other Taxes.
(c)            Indemnification by the Loan Parties.  The Loan Parties jointly and severally indemnify each Recipient and agree to pay such Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes, including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.14, payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable related expenses, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to Borrower by Agent or a Lender (with a copy to Agent) is conclusive absent manifest error.
(d)            Indemnification by Lenders.  Each Lender severally indemnifies Agent for (i) any Indemnified Taxes attributable to such Lender, to the extent that any Loan Party has not already paid Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so; (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register; and (iii) any Excluded Taxes attributable to such Lender in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent is conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to Lender from any other source against any amount due to Agent under this Section 3.14(d).
(e)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 3.14, such Loan Party must deliver to Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(f)            Status of Lenders.
(i)            Any Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document will deliver to Borrower and Agent, at the time or times reasonably requested, such properly completed and executed documentation that will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender will deliver within 20 days such other documentation reasonably requested by Borrower or Agent in order to determine if such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation (excluding such documentation set forth in this Section 3.14(f), subsections (ii)(A), (ii)(B) and (ii)(D) below) is not required if in such Lender's reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:
A.            any Lender that is a U.S. Person must deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
B.            any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and Agent on or prior to the date on which such Foreign Lender becomes a Lender and from time to time thereafter upon the reasonable request of Borrower or Agent, whichever of the following is applicable:
(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;
(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate in form and substance acceptable to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue code, a "10 percent shareholder" of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Internal Revenue Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-81MY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form and substance acceptable to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance acceptable to Agent on behalf of each such direct and direct partner.

C.            Any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and Agent on or prior to the date on which such Foreign Lender becomes a Lender and from time to time thereafter upon the reasonable request of Borrower or Agent, executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and
D.            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender must deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(g)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.14 (including by the payment of additional amounts pursuant to this Section 3.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 3.14(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 3.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)            Survival.  Each party's obligations under this Section 3.14 survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
3.15            Replacement of Lenders.  So long as no Event of Default or Potential Default has occurred, if any Lender gives notice under Sections 3.12(a), 3.14(c), or 3.14(d); becomes subject to the Control of an Official Body, requests compensation under Section 3.12; or is a Defaulting Lender or a Non-Consenting Lender; or  if Borrower is required to pay any Indemnified Taxes or additional amounts pursuant to Section 3.14 and, in each case, the applicable Lender has declined or is unable to designate a different lending office in accordance with Section 3.9(b), then Borrower may at its sole expense and upon notice to such Lender and Agent, require such Lender to assign and delegate without recourse and in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9, all of its interests, rights (other than its existing rights to payments pursuant to Section 3.12 or Section 3.14) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)            Agent has been paid the Assignment Fee;
(b)            the assigning Lender has received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it by any party under this Agreement and the other Loan Documents;
(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.14, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable Law; and
(e)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee must have consented to the applicable amendment, waiver or consent.
No Lender is required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.  Notwithstanding the foregoing, Agent may only be replaced subject to the requirements of Section 9.6.
4.            AFFIRMATIVE COVENANTS
Loan Parties hereby covenant and agree that until the Obligations have been indefeasibly paid in full and all other obligations hereunder have been performed and discharged and all Commitments have terminated or expired, they will comply at all times with the following affirmative covenants:
4.1            Preservation of Existence, Etc..  Each Loan Party will maintain its legal existence (and no change is permitted thereto) as a corporation, limited partnership or limited liability company and its licenses or qualifications and good standings in the jurisdictions of its formation and, with respect to the Borrower, where the Project is located.
4.2            Performance of Obligations; Payment of Liabilities.  Borrower will duly pay, perform and discharge each of its liabilities and obligations (including the Obligations and all Impositions), promptly as and when the same become due and payable, and in any event prior to the date when any fine, late charge or other penalty for late payment may be imposed, except to the extent (a) such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted; (b) such failure to pay and discharge any such liabilities (i) could not reasonably be expected to result in fines, penalties, other similar liabilities or injunctive relief, (ii) could not reasonably be expected to result in a Material Adverse Effect, (iii) could not reasonably be expected to result in a Lien or otherwise materially and adversely affect the Collateral or the validity of the Loan; (c) Borrower has set aside reserves or made other appropriate provisions as may be required by GAAP with respect to such contested matters; and provided that Borrower will pay all such liabilities immediately upon the commencement of proceedings to foreclose any Lien which has attached as security for such liabilities; and (d) Borrower is prohibited from paying, performing or discharging any such liabilities or obligations pursuant to the terms of the Loan Documents.
4.3            Compliance with Laws.  Each Loan Party will comply with applicable Laws, provided that failure to comply with a Law is not a violation of this Section 4.3 so long as such failure could not reasonably be expected to result in fines, penalties, costs or other similar liabilities or injunctive relief, or a Material Adverse Effect.
4.4            Keeping of Records and Books of Account.  Borrower and each IRET Guarantor will maintain and keep proper records and books of account which enable such Borrower and each IRET Guarantor to issue financial statements and reports in accordance with GAAP, Section 7.2 and as otherwise required by applicable Law, and in which full, true and correct entries will be made in all material respects of all its dealings and business and financial affairs, it being understood and agreed that such financial statements and reports for the IRET Guarantors are consolidated into the financial statements of IRET.  Each SR Guarantor will maintain and keep proper records and books of account which enable such SR Guarantor to issue financial statements and reports prepared in accordance with consistently applied accounting principles and Section 7.2.
4.5            Maintenance of Insurance.
(a)            Borrower will insure its properties and assets, including without limitation the Collateral, against loss or damage by insurable hazards with reputable and financially sound insurers, all as reasonably determined necessary or acceptable by Agent (each such insurance policy is an "Insurance Policy").  Borrower will ensure that each Insurance Policy complies with the requirements set forth on Exhibit 4.5.  Borrower will take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including providing Agent with the address and/or GPS coordinates of the Improvements and each other structure on the Land, and, to the extent required, obtaining flood insurance for such Improvements, property, structures and contents prior to assets becoming Collateral, and thereafter maintaining such flood Insurance Policy in full force and effect for so long as required by the Flood Laws.
(b)            Borrower will pay, within ten (10) Business Days after demand therefor, the cost and expense of any third party insurance consultants retained by Agent with respect to the insurance coverage to be maintained by Borrower with respect to the Project and Borrower's obligations under this Agreement.
(c)            Borrower will require that the General Contractor and all subcontractors maintain liability insurance coverage consistent with that required of Borrower in amounts acceptable to Agent.  All parties engaged in work on the Improvements will maintain statutory workers' compensation and, if required by Law, disability insurance in force for all workers on the job.
(d)            Borrower will cause the Architect to obtain and maintain professional liability insurance during the period commencing on the date of the Architect's Agreement and expiring no earlier than three (3) years after occupancy of the Project.  Such insurance will be in an amount required by Agent on a per claim and aggregate basis, but in no event less than $2,000,000 per claim and in the aggregate.
4.6            Notice.  Borrower will give prompt written notice to Agent of (a) any action or proceeding instituted by or against any Loan Party which constitutes a Potential Default or an Event of Default; (b) a default by any Loan Party under any other material contract, instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound, which default could be reasonably expected to result in a Material Adverse Effect, a Potential Default or an Event of Default; or (c) a default by Borrower under the Project Covenant Documents.

4.7            Payment of Costs.  Borrower will pay promptly, or cause to be paid promptly, all costs incurred in connection with constructing the Improvements as and when the same become due and payable, paying for the same with the Equity Contribution, the Additional Equity Contribution, the proceeds of the Loan advanced from time to time and Borrower's own funds as provided in this Agreement.
4.8            Construction and Development Documents; Project Covenant Documents.  Borrower will deliver to Agent the Construction and Development Documents and the Project Covenant Documents.  All Construction and Development Documents and the Project Covenant Documents must be in form and content satisfactory to Agent.
4.9            Compliance With Construction and Development Documents, Project Covenant Documents and Other Agreements.  Borrower will comply with the Construction and Development Documents and the Project Covenant Documents to which it is a party and in all material respects with all other obligations under other contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject.  Borrower will cause the Improvements to be constructed in compliance with the Project Covenant Documents and all other agreements relating to the Project and any Leases and will perform all of its obligations under all of such agreements.
4.10            Interest Rate Hedge.  Borrower may enter into an Interest Rate Hedge on terms and conditions acceptable to PNC Bank.
4.11            Further Assurances.  Borrower will, from time to time, at its expense, faithfully preserve and protect Agent's lien on and security interest in the Collateral as a continuing first priority perfected lien, subject only to Permitted Encumbrances, and will take such other action as Agent or the Required Lenders in their sole discretion may deem to be necessary or advisable from time to time in order to preserve, perfect and protect the liens granted under the Collateral Documents, to exercise and enforce Agent's rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Loan Documents.
4.12            Estoppel Certificates.
(a)            Borrower will deliver within ten (10) Business Days after Agent's written request a certificate duly executed and in form satisfactory to Agent, stating and acknowledging, to the best of Borrower's knowledge, (i) the then unpaid principal balance, and interest due and unpaid, under the Loan and that there are no defenses, off sets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off sets, counterclaims or recoupments); (ii) that Borrower has kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; (iv) that no event has occurred or is threatened which if continued could reasonably be expected to permit the holder of any recourse indebtedness of Borrower or to which its property is subject to accelerate the maturity thereof or enforce any lien securing the same; and (v) that no litigation or administrative proceeding has been instituted by or against Borrower which if adversely determined could reasonably be expected to constitute a Material Adverse Effect (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to Borrower, the Loan or the Collateral as Agent may reasonably require.
(b)            At any time or times, within thirty (30) days after written demand by Agent, Borrower will use commercially reasonable efforts to deliver to Agent a certificate duly executed and in form satisfactory to Agent, from each tenant of any portion of the retail/commercial space within the Improvements, stating and acknowledging:  (i) that the Lease between Borrower and such tenant is in full force and effect and has not been modified, supplemented or amended in any way, or that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments, and that the respective Lease (as amended) represents the entire agreement between Borrower and such tenant with respect to the leased premises; (ii) the dates to which the rent and other charges arising thereunder have been paid; (iii) the amount of any security deposits, prepaid rents or credits due to such tenant, if any; (iv) that, if applicable, such tenant has entered into occupancy of the leased premises; (v) the date on which the term commenced and the corresponding expiration date; (vi) whether or not all conditions under the Lease between Borrower and such tenant to be performed by Borrower prior the date of such certificate have been satisfied and whether or not Borrower is then in default in the performance of any covenant, agreement or condition contained in the Lease between Borrower and such tenant and specifying, if any, each such unsatisfied condition and each such default; and (vii) stating any other fact or certifying as to any other condition reasonably requested by Agent.
4.13            Construction and Completion of Improvements.  Borrower will diligently and continuously prosecute the completion of construction of the Project in compliance with the Plans.  The Plans must have been approved in accordance with applicable zoning ordinances, public and private building and use restrictions applicable to the Land and Improvements; and all other Laws, restrictive covenants or requirements of governmental authorities including the Project Covenant Documents and the Governmental Approvals and those of the appropriate board of fire underwriters or its equivalent, and all other applicable agreements.  Borrower will cause (a) Completion of Construction to occur on or before the Required Completion Date, and (b) the Improvements to be constructed in such a manner and on such a schedule so that at all times during the pendency of the Loan, the Inspecting Architect must be of the opinion that the Completion of Construction will occur on or prior to the Required Completion Date.
4.14            Preparation of Plans.  Borrower will cause the Plans to be prepared by the Architect and, prior to the Closing Date, approved by Borrower, the Contractor and the Architect.  All Plans will be reviewed and determined to be satisfactory by the Inspecting Architect, have all Governmental Approvals and the approval of all other entities and Persons with a right to approve any aspect of the work, including, without limitation, any parties to the Project Covenant Documents.
4.15            Changes in Construction and Development Documents.  Except for Minor Change Orders, no changes in the Plans or the other Construction and Development Documents (including change orders) will be effective, unless approved in writing in advance by Agent or the Required Lenders, as described below.  Agent's approval will be required for changes in the Plans or the other Construction and Development Documents which are not Minor Change Orders.

Borrower will obtain, at its sole cost and expense, all approvals or consents from other Persons of any changes in the Plans or other Construction and Development Documents (including change orders) that are required by Law or under any other agreement with respect to the Land or Improvements (including the Project Covenant Documents and the Governmental Approvals).  Borrower will deliver to Agent and the Inspecting Architect any documentation required by Agent pertaining to any such change.  Agent will respond within ten (10) Business Days after receipt by Agent and the Inspecting Architect of all documentation necessary to evaluate a requested change, and Agent will not approve any changes until Borrower has obtained all other approvals that Agent determines are required from other parties.  If Agent determines that any change may increase the cost of completion of the Improvements in excess of the amount of any category as shown on the Development Budget ("Category"), Borrower shall either reallocate funds from the "Contingency Reserve" Category to the extent permitted pursuant to the terms of this Agreement or deposit additional funds sufficient to cover the increased costs as a condition to giving its approval, such funds to be held by Agent and disbursed in accordance with Article 6.
At any time that Agent's or Lenders' consent or approval is required with respect to the Plans, any of the other Construction and Development Documents, construction of the Improvements and the cost thereof, or changes to any of the foregoing, Agent or Lenders may, without obligation, rely conclusively on the opinion of the Inspecting Architect.
4.16            Reserved.
4.17            Subcontractors.  Borrower will furnish to Agent (a) in connection with each Request for Disbursement, a true and correct written schedule of all subcontracts related to the Project which are in effect as of the date such schedule is delivered to Agent, which schedule must include the names, addresses, telephone numbers and primary contracts of all subcontractors under said subcontracts, the aggregate dollar amounts of the work covered or to be covered by said subcontracts, a breakdown of the work covered or to be covered under each of said subcontracts, and any additional information that Agent may reasonably request from time to time in connection therewith, and (b) upon the request of Agent, true and correct copies of all executed Major Subcontracts.  The work to be performed under any contract will include no work other than that for the Improvements.  All Major Subcontracts must be in form and content acceptable to Agent.  Agent or the Inspecting Architect may contact the General Contractor or any subcontractor to verify any facts disclosed in the contracts.
4.18            Materials.
(a)            Except as otherwise permitted pursuant to Section 6.2(b), Borrower will store on the Land all materials, equipment, fixtures and articles of personal property purchased with Loan proceeds.
(b)            Borrower will furnish to Agent from time to time as reasonably required by Agent evidence that all fixtures and equipment necessary for the operation of the Improvements have been or will be obtained and in place on the Completion Date with respect to all of the Improvements.

4.19            Repairs; Maintenance of Properties.  Borrower must maintain and keep the Land and the Improvements and all properties and assets of Borrower in good working order and condition and make all necessary and proper repairs and replacements thereto.
4.20            Visitation; Inspection and Right to Stop Work.
(a)            Loan Parties will permit any of the officers or authorized employees or representatives of Agent and/or any Lenders to examine, make excerpts from and audit their respective books and records and discuss their respective business affairs, finances and accounts with its officers, all in such detail and at such times and as often as Agent or any Lenders may reasonably request, provided, that unless a Potential Default or a Default exists, Lenders will provide the respective Loan Party, and at all times each Lender will provide Agent, with reasonable notice prior to any visit or inspection and a reasonable opportunity to participate in such visit or inspection.  In the event a Lender desires to conduct an audit of a Loan Party, such Lender will make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by Agent.  Loan Parties will furnish Agent and Lenders with convenient facilities for such visitations, inspections and audits.
(b)            The officers or authorized employees and agents of Agent, Lenders and the Inspecting Architect will have the right at any reasonable time to enter the Land and Improvements and inspect the construction work and all materials, plans, specifications and other matters relating to construction of the Improvements.  Officers or authorized employees of Agent, Lenders and the Inspecting Architect will also have the right to examine, copy and audit the books, records, accounting data and other documents of the Contractor relating to the construction of the Improvements and associated costs.  Borrower will reimburse Agent and Lenders for out-of-pocket third party costs and expenses incurred by them in connection therewith.
(c)            If Agent or the Required Lenders, in good faith, determine that any work or materials do not conform to the Plans or sound building practice or otherwise depart from any of the requirements of this Agreement, Agent or the Required Lenders may require the work to be stopped and may withhold Disbursements until the matter is corrected.  Borrower will promptly correct any such nonconforming work or materials.  No such action by Agent or the Required Lenders will affect Borrower's obligation to complete the Improvements on or before the Required Completion Date.
(d)            Agent and Lenders have no duty to examine, supervise or inspect the Plans or the construction of the Improvements or to examine any books and records.  Any inspection or examination by Agent, any Lenders, or the Inspecting Architect is for the sole purpose of protecting the security interests granted in favor of the Lenders and preserving their rights under this Agreement and the other Loan Documents.  No default or breach of Borrower will be waived by any inspection by Agent, any Lenders or the Inspecting Architect, nor will any such inspection constitute a representation that there has been or will be compliance with the Plans or that the construction is free from defective materials or workmanship.  Neither approval of the Plans nor any inspections or approvals of the construction of the Improvements or any other inspection constitutes a warranty or representation by Agent or Lenders as to the adequacy or safety of construction or any physical condition or feature of the Project.

(e)            Upon the occurrence of a Potential Default or an Event of Default, Agent or the Required Lenders have the right to require that construction of the Improvements be stopped.
4.21            Notice of Lien Claims.  Borrower will promptly notify Agent in writing of any material dispute with any supplier of labor or materials or any proceeding against Borrower, including without limitation proceedings to assert or enforce mechanic's, materialman's or other involuntary Liens.  Lenders reserve the right (upon authorization by Agent) to withhold Disbursements until any such Lien or claim has been discharged.
4.22            Project Covenant Documents.  Borrower will comply with its obligations under any applicable Project Covenant Documents and will make all reasonable efforts to enforce the obligations of the other parties to any Project Covenant Documents and Borrower will provide Agent with copies of any notices which Borrower may send or may be sent to Borrower pursuant to any Project Covenant Documents promptly after the sending or receipt thereof by Borrower.  Borrower will not terminate, amend or modify any Project Covenant Documents without the prior written consent of Agent.
4.23            Security Deposits.  All security deposits delivered to Borrower under the Leases must be maintained by Borrower in accordance with applicable Law in an account with Agent, and those security deposits which are in the form of a letter of credit will be transferred and delivered to Agent and held by Agent pursuant to the Collateral Documents.
4.24            Use of Proceeds.  Borrower will use the proceeds of the Loan only for the acquisition of the Land and for the development and construction of the Improvements.  Borrower will not use the proceeds of the Loan for any purposes which contravene applicable Law or any provision hereof.
4.25            Single Purpose Entity.  Until the Obligations have been indefeasibly paid in full, Borrower's Organizational Documents must provide that Borrower's sole business purpose is the acquisition, ownership and operation of the real estate encumbered by the Mortgage.  Borrower will at all times during the term of the Loan conduct its business affairs in compliance with its Organizational Documents.  IRET Guarantors or an Affiliate thereof shall at all times during the term of the Loan own at least 50.5 percent of the membership interests in Borrower.
4.26            Management of the Project.  Borrower will manage the Project, including all marketing, leasing, collections, maintenance and servicing duties, in a competent and professional manner.  Other than the Management Agreements and leasing agreements with third party brokers, Borrower will not enter into, modify, amend, terminate or cancel any management agreement for the Project or agreements with agents or brokers, without the prior written approval of Agent.
4.27            Loan Rebalancing/Deposit of Funds by Borrower.  If Agent in good faith at any time and from time to time determines that (a) the amount of the undisbursed Loan proceeds (taking into account any permitted re-allocations of the Contingency Reserve) will not be sufficient to pay in full all costs set forth on the Development Budget, or (b) any amount shown in any Category will not be sufficient to pay in full the items to which such amount is allocated, then Agent may make demand on Borrower to:  (i) deposit with Agent within ten (10) Business Days funds equal to any such insufficiency, with such funds to be held in an account with Agent in which Lenders have a security interest, and/or (ii) increase the amount of the Equity Contribution.  Agent acknowledges and agrees that any such deficiency may be funded by an unsecured loan from IRET Guarantors to the Borrower, which unsecured loan shall be evidenced by loan documentation acceptable to Agent in its sole discretion and will be subordinate to the Loan pursuant to a subordination agreement acceptable to Agent in its sole discretion.  Lenders have no obligation to make further disbursements until the demanded funds have been deposited by Borrower with Agent.  Whenever Agent has any such funds on deposit, such funds are additional security for the Loan, and all disbursements will be made by Lenders first from those funds until they are exhausted.
4.28            Reserved.
4.29            Keepwell.  Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party's obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party will only be liable under this Section 4.29 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.29, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 4.29 will remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents.  Each Qualified ECP Loan Party intends that this Section 4.29 constitute, and this Section 4.29 is deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
4.30            Anti-Money Laundering/International Trade Law Compliance.  Each Covered Entity must comply with all Anti-Terrorism Laws.  The Borrower must promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

5.            NEGATIVE COVENANTS
Loan Parties hereby covenant and agree that until the Obligations have been indefeasibly paid in full and all other Obligations have been performed and discharged and all Commitments have terminated or expired, they must comply at all times with the following covenants:
5.1            Organizational Covenants.
(a)            No Loan Party will amend or modify in any material manner, or permit the material amendment or modification of any provision of the Organizational Documents of any

Loan Party without providing prior written notice to Agent, and without Agent obtaining the prior written consent of Required Lenders.
(b)            No Loan Party will cause or permit sales, pledges, encumbrances, conveyances, transfers or assignments of interests in such Loan Party (whether owned directly or through other entities) without providing prior written notice to Agent, and without Agent obtaining the prior written consent of the Required Lenders.  Notwithstanding anything in this Section 5.1(b) to the contrary, Agent shall permit, without notice to Agent, without Agent's consent, and without the payment of a transfer fee:  (i) the transfer of ownership interests in the Borrower to another entity provided that IRET Properties retains, directly or indirectly, at least 50.5% controlling ownership and voting interest in the Borrower; and (ii) transfers of limited partnership interests in IRET Properties resulting from the increase or decrease in partnership units, the conversion of partnership units, the issuance of additional partnership units in exchange for additional property contributed to IRET Properties and the sale and purchase of ownership interests in the normal course of business by holders of such interests, in all cases provided that IRET, Inc. remains the general partner of IRET Properties, the managing member of the Borrower.
(c)            (i) No Loan Party will dissolve, liquidate or wind up its affairs, and (ii) Borrower will not become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person.
(d)            Borrower will not engage in any business other than the business conducted on the date of this Agreement and business contemplated by this Agreement, will conduct and operate its business substantially as conducted and operated during the fiscal year which includes the date of this Agreement, and will not permit any material change in such business.
(e)            Borrower will not materially change its executive management without the prior written consent of Agent.
5.2            Construction.  Loan Parties will not permit Construction of the Improvements (a) to be abandoned for a period in excess of ten (10) consecutive Business Days, or (b) to progress such that the Inspecting Architect is of the opinion that Construction of the Improvements will not be complete on or before the Required Completion Date.
5.3            Transfer of Land and Improvements or Personalty.  Borrower will not voluntarily or by operation of Law, directly or indirectly sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any nominal, beneficial or other interest in or to any part of the Land or the Improvements, or any part of any personalty located upon the Project or used or intended to be used in connection therewith, provided that Borrower may enter into Leases pursuant to the terms of the Loan Documents and may dispose of any worn-out personal property as long as the same is promptly replaced with personal property that is the functional equivalent of the replaced property within such time as could not impair the operation of the Project.  Without the prior written consent of Agent, Borrower will not grant easements, rights-of-way or similar entitlements, nor will Borrower subject or submit the Land or the Improvements to any condominium regime, cooperative form of ownership, planned unit development scheme, property owners association or similar form of ownership structure or restriction.  Notwithstanding the foregoing, Agent has the power to consent to or execute all necessary documents and instruments in connection with (a) transfers of non-material portions of the Project to governmental authorities in connection with dedication of roadways or utilities for public use, and (b) grants of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and cable lines, electric lines or other utilities or for other similar purposes related to the Project; provided no such transfer, conveyance or encumbrance set forth in the foregoing clauses (a) and (b) will in Agent's determination materially adversely affect the utility or operation of the Project or materially adversely affect the value of the Project and, provided further, any such documents and instruments are in form and substance reasonably acceptable to Agent. Any transaction which is prohibited under this Section 5.3 will be null and void to the extent permitted by applicable Law.  Agent and Lenders will not be under any obligation to allege or show any impairment of the Collateral, and may pursue any legal or equitable remedies for default.
5.4            Change in or Breach of Construction and Development Documents or Project Covenant Documents.  Except for Minor Change Orders, Borrower will not amend or modify any provisions of the Plans, Construction and Development Documents or the Project Covenant Documents without providing prior written notice, along with copies of such amendments or modifications, to Agent and obtaining the prior consent required by Section 4.15.  Borrower will not commit or permit any act which could give rise to a breach of any term, covenant or condition to be performed under the Construction and Development Documents or the Project Covenant Documents or any other contract to which Borrower is a party or by which it is bound.
5.5            Leasing of Premises.  Borrower will not, without the prior written approval of Agent enter into, amend, modify or extend any Lease other than (A) Leases entered into between Borrower and residential tenants pursuant to Borrower's standard lease form and (B) Leases of commercial/retail space of less than 5,000 square feet entered into in the ordinary course of business with a term equal to or less than five (5) years and with rents equal to or in excess of ninety percent (90%) of pro forma rents.   Borrower will not, without the prior written approval of Agent, terminate any Lease, excluding residential Leases.
5.6            Liens.  Except for the Permitted Encumbrances, Borrower will not at any time (a) create, incur, assume or suffer to exist or be created, or permit any pledge of, or any deed of trust, mortgage, Lien (including any Lien or other encumbrance authorized by Environmental Laws), charge, security interest or encumbrance of any nature with respect to the Land or the Improvements, (b) assign, pledge or in any way transfer or encumber its rights to receive income from the Land or the Improvements or any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree to become liable to do so, or (c) purchase, use, or allow the use of, any materials, furnishings, fixtures or equipment intended to become a part of the Improvements or otherwise included in the Plans which are under or subject to any lease or similar agreement whereby title, a Lien, a security interest, or the right to removal or repossession is reserved to or created in any other party, or which have been purchased upon a conditional bill of sale or to which Borrower does not have absolute and unencumbered fee title, unless previously authorized by Agent in writing.

5.7            Value of Collateral.  Borrower will not take any action which could result in any material impairment of the value of any Collateral.
5.8            Disposition of Rents.  Borrower will not consent to or permit or enter into any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any rents, income, issues, profits or other funds arising from or in connection with the Land and/or the Improvements, except as may be permitted by any Loan Document.
5.9            Indebtedness.  Borrower will not, at any time create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness under the Loan Documents; and/or (b) Indebtedness of Borrower in favor of an Affiliate (including, without limitation, Indebtedness of Borrower in favor of IRET Guarantors as contemplated by Section 4.27 of this Agreement), provided it is subordinated to the Obligations pursuant to an intercompany subordination agreement in form and substance satisfactory to Agent.
5.10            Dividends and Related Distributions.  Borrower will not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests; provided that, notwithstanding the foregoing, so long as (i) no Potential Default or Event of Default exists, and (ii) Completion of Construction has occurred, Borrower shall be permitted to make distributions to its members from time to time (a) in such amount as is necessary to cover the tax obligations of Borrower's beneficial owners resulting from their beneficial ownership of membership interests in Borrower, so long as Borrower has demonstrated to Agent's reasonable satisfaction that such tax obligations are then due and owing and (b) in an amount equal to or less than Net Cash Flow, so long as the Project would qualify for permanent financing as evidenced by a Debt Service Coverage Ratio which is greater than 1.20 to 1.00.
5.11            Employee Benefit Plan.  No Loan Party will: (a) become an Employee Benefit Plan; (b) become a member of any ERISA Group; (c) establish or maintain any Employee Benefit Plan or contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code, and will not be required to establish, maintain or contribute to any of the foregoing; (d) become a party in interest within the meaning of Section 3(14) of ERISA with respect to any Employee Benefit Plan; or (e) permit the assets of Borrower to become "plan assets" of any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code within the meaning of Section 3(42) of ERISA and Section 2510.3-101 of Title 29 of the Code of Federal Regulations.
5.12            Anti-Money Laundering/International Trade Law Compliance.  No Covered Entity will become a Sanctioned Person.  No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use Loan proceeds to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  The funds used to repay the Obligations will not be derived from any unlawful activity.

6.            CLOSING AND DISBURSEMENT MATTERS
6.1            Procedures.
(a)            All Disbursements will be made by Lenders, in accordance with the terms and conditions hereof and of the Disbursing Agreement, pro rata in proportion to their respective Commitment Percentages.  Lenders will make one (1) Disbursement per month pursuant to Borrower's Disbursement Request in the form attached hereto as Exhibit 6.1, if approved by Agent.  Upon receipt of a Disbursement Request, Agent will cause an inspection to be made by the Inspecting Architect (if said inspection has not already been scheduled or completed prior to Agent's receipt of the Disbursement Request) of the progress of construction.  If Agent determines that all conditions to such Disbursement have been fulfilled, then Agent will approve such Disbursement Request.  Upon Agent's approval of the Disbursement Request, Agent will forward a summary of the Disbursement Request in reasonable detail to Lenders, which summary will include a copy of Borrower's Disbursement Request, a copy of Borrower's cost certificate, copies of the Contractor's AIA Forms G702/703, a copy of the Inspecting Architect's abbreviated inspection report and, to the extent available prior to the Disbursement, the Date Down Endorsement, and Lenders will make the Disbursement in the manner specified in subsection (b) of this Section 6.1.
(b)            After Agent's approval of the Disbursement Request, Agent will give Lenders written notice confirming the amount of the aggregate Disbursement, the date of the Disbursement and each Lender's ratable share of such Disbursement.  Each Lender will wire transfer to Agent its ratable share of the Disbursement no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the date designated by Agent for the advance, which date may be no sooner than one (1) Business Day for fundings subject to either the Base Rate Option or the Daily LIBOR Option and three (3) Business Days for fundings subject to a LIBOR Option.  Subject to subsection (d) below, all Disbursements will be made through the Disbursing Agent.  Borrower will pay Agent's standard charges for account maintenance and wiring of funds promptly upon being billed therefor.  All Loan proceeds will be considered to have been advanced to and received by Borrower, and interest on the Loan proceeds will be payable by Borrower, from and after the advance of the Loan proceeds to Disbursing Agent or any charge against Loan proceeds as provided in subsection (d) below.
(c)            As a condition precedent to each Disbursement, Borrower will furnish or cause to be furnished to Agent and Disbursing Agent the following documents with each Disbursement Request, in form and substance satisfactory to Agent:
(i)            the form of Borrower's Disbursement Request, together with an itemized disbursement request summary.  Without limiting the foregoing, Borrower will submit (A) original, signed and notarized AIA Forms G702/703 for the Contractor, (B) copies of subcontractor invoices or AIA Forms G702/703 for costs included in such Disbursement Request and (C) invoices for all soft costs included in such Disbursement Request in excess of $5,000.00.  Invoices submitted with any Disbursement Request except the first Disbursement Request must not be dated prior to the date that is ninety (90) days preceding the date of the Disbursement Request;
(ii)            payment receipts and lien releases, in form and substance satisfactory to Agent, from the Contractor and all subcontractors covering all prior Disbursements;
(iii)            lien releases in form and substance satisfactory to Agent, from the Contractor and all subcontractors covering the current requested Disbursement (subject to such conditions as Agent may deem acceptable in its sole discretion).  Notwithstanding the foregoing, lien waivers shall not be required in connection with (i) services rendered or materials furnished to the Project from a service provider or vendor who has not entered into a contract with Borrower so long as a statement or invoice for the services rendered or materials furnished to the Project is provided to the Agent and the total invoice cost as set forth in such statement or invoice is less than $5,000 or (ii) any subcontract with a contract price that is less than $5,000;
(iv)            copies of any change orders, whether proposed or executed, which have not been previously furnished to Agent and the pending change order log maintained by the Contractor;
(v)            upon request of Agent, Borrower shall use commercially reasonable efforts to provide copies of all Major Subcontracts not previously furnished;
(vi)            copies of any executed Leases for commercial or retail space in the Project not previously furnished;
(vii)            such other documentation as may be required by the title insurer to issue a Date Down Endorsement covering the amount of the requested Disbursement;
(viii)            if any significant dispute arises between or among Borrower, Contractor, any subcontractor, any material supplier or any other party to a material contract, a written summary of the nature of such dispute, and if required by Agent, a bond or other form of security determined by Agent to be sufficient to protect the interests of Agent and the Lenders; and
(ix)            such other information that Agent may require to verify information contained in the Disbursement Request.
(d)            Notwithstanding the provisions of subsection (c) above, Agent may elect in its sole discretion, to use the Loan proceeds to pay, as and when due, any Loan fees owing to Agent or any Lenders, interest on the Loan, reasonable fees and disbursements of the Inspecting Architect and Lenders' attorneys which are payable by Borrower as provided in the Loan Documents and such other sums as may be owing from time to time by Borrower to Agent or any Lender with respect to the Loan or the transactions contemplated by the Loan Documents.  Such payments may be made by recording a funding under the Loan in the amount of such payments.

(e)            All Disbursements are evidenced by the Notes and secured by the Collateral Documents.
6.2            Disbursement Amounts.
(a)            The aggregate amount of all Disbursements is limited to the maximum amount of the Loan (less the L/C Obligations).  The aggregate amount of the Loan for any Category is limited to the amount shown in the Development Budget for such Category, after adjustment for the expenditure of the Equity Contribution as shown on the Development Budget, taking into account any reallocation authorized by Agent or the Required Lenders pursuant to Section 6.3.  Prior to Disbursement of any Loan proceeds, Borrower will have expended, for costs approved by Agent, sums at least equal to the Equity Contribution.
(b)            Lenders will make Disbursements to defray actual and reasonable costs approved by Agent or the Required Lenders, as applicable, and shown on the Development Budget for (i) labor performed on the Improvements and equipment and materials incorporated into the Improvements; (ii) materials suitably stored on the Land, if approved by the Agent in its sole and absolute discretion; (iii) materials stored off‑site, provided the requirements set forth on Exhibit 6.2 are satisfied; and (iv) acquisition of the Land.  The undisbursed balance of the Loan and the sums delivered and held by Agent pursuant to Section 4.27 may not at any time be less than the aggregate of (1) the amount reasonably estimated by Agent to complete the construction, development and financing of the Improvements, and (2) the Retainage.
(c)            Disbursements for the Development Fee payable to the Developer shall not exceed the amount set forth in the Development Budget for each such item and will be disbursed by Lenders as follows:  (i) the first 67% of the Development Fee allocated to each Building shall be disbursed based upon percentage of completion of such Building and (ii) the remaining undisbursed portion of the Development Fee allocated to each Building will be disbursed no earlier than the date that is thirty (30) days following Completion of Construction of such Building.
(d)            Disbursements for commissions payable to brokers with respect to executed Leases for the commercial/retail space that are approved (or deemed approved) by Agent will be disbursed by Lenders as follows:  (i) fifty percent (50%) upon execution and approval by Agent of the respective Lease and (ii) fifty percent (50%) upon the acceptance of possession by the tenant thereof or such later time as may be provided in Borrower's agreement with such broker.
(e)            Disbursements for tenant improvement costs will be disbursed by Lenders in accordance with:  (i) the Development Budget, (ii) executed Leases for the commercial/retail space that are approved (or deemed approved) by Agent, and (iii) the supplemental tenant improvement schedule with respect to each Lease to be submitted by Borrower and approved by Agent.
(f)            Lenders are not obligated to make Disbursements after the Completion Date unless all of the conditions contained in Sections 6.4, 6.5 and 6.6 continue to be satisfied;

provided, however, that in no event will Lenders be obligated to make any Disbursement after the Expiration Date or during the Extension Period, if applicable.
(g)            To the extent that a permit issued by an Official Body or a Governmental Approval is necessary to construct any portion of the Improvements for which Loan proceeds are being requested, the amounts allocated to the "hard cost" categories of the Development Budget applicable to such work will not be available for disbursement until the permit or Governmental Approval pertaining to such work has been validly issued, is in full force and effect and has been delivered to Agent and Inspecting Architect.
(h)            Subject to the terms of this Agreement, the amounts allocated to the "Contingency" category of the Development Budget are not subject to disbursement or reallocation without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
(i)            The amounts allocated to "Interest Reserve" category of the Development Budget are not subject to reallocation without the prior written consent of the Required Lenders.
6.3            Cost Information.  If Borrower becomes aware of any change in the approved costs set forth in the Development Budget which could increase, change, or cause a reallocation of the costs as shown on the Development Budget, Borrower will immediately notify Agent in writing and promptly submit a proposed revised Development Budget to Agent, and Agent will send a copy of such proposed revised Development Budget to Lenders.  Lenders have no obligation to make further Disbursements unless and until the revised Development Budget is approved in writing by Agent; provided that if the change in the approved costs (A) increases or requires a reallocation of the "Contingency Reserve" Category in the Development Budget by more than $1,000,000, or when aggregated with all other changes and reallocations, in excess of $2,500,000 or (B) involves any reallocation from the "Interest Reserve" Category, such revised Development Budget requires the prior written consent of the Required Lenders.
6.4            Closing Disbursement.  Lenders are not obligated to close the Loan or make any Disbursement until Borrower, at its sole cost and expense, has fulfilled all terms, provisions and conditions of this Agreement applicable thereto, including the delivery and approval of the items referred to on Exhibit 6.4(A) and satisfaction of the following conditions, all in a manner satisfactory to Agent:
(a)            no portion of the Improvements have been damaged by fire or other casualty, and no condemnation or taking of the Land or the Improvements or any material portion thereof may be pending or threatened;
(b)            Agent has received all duly executed Loan Documents on or before the Closing Date; and the Collateral Documents and other documents to be placed of record will have been duly recorded and filed in all appropriate offices;
(c)            the security interest in all property described in the Collateral Documents has been duly perfected and is a valid and enforceable first lien;

(d)            the Closing Fee and any other applicable fees have been paid to Agent on or before the Closing Date;
(e)            all Governmental Approvals (other than those not obtainable until a later stage of construction) and all approvals under any Project Covenant Documents are in full force and effect, and no notices of violation or revocation with respect thereto have been received which have not been cured to the satisfaction of the applicable Official Body, in the sole determination of Agent;
(f)            Agent has received, at Borrower's expense, the Title Insurance Policy;
(g)            Agent has received (i) evidence that the insurance coverage that Borrower is required to maintain under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel and naming Agent as additional insured, mortgagee and lender loss payee; and (ii) evidence that Loan Parties have taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including without limitation providing Agent with the address and/or GPS coordinates of the Improvements and each other structure on the Land, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such assets becoming Collateral;
(h)            no Event of Default or Potential Default exists under any Loan Document;
(i)            no Material Adverse Effect has occurred;
(j)            the representations and warranties of Borrower contained in Article 8 are true and accurate on and as of the date of any requested Disbursement with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties will be true and correct on and as of the specific dates or times referred to therein), and Borrower has performed and complied with all covenants and conditions hereof;
(k)            The Inspecting Architect shall have delivered a favorable report as to the detail set forth in the Plans, the quality of construction called for by the Plans and the adequacy of the General Construction Contract to provide for completion of the Improvements in accordance with the Plans and as to such other matters as the Agent may request;
(l)            The Agent shall have received a current Appraisal, indicating that the maximum aggregate principal amount of the Notes disbursed or available for disbursement as to the Project does not exceed 70% of the "as stabilized" Appraised Value of the Project as determined by such Appraisal;
(m)            The Agent shall have received written evidence satisfactory to Agent that the maximum aggregate principal amount of the Notes disbursed or available for disbursement as to the Project does not exceed the lesser of (i) seventy-five percent (75%) of the costs of the Project as set forth on the Development Budget approved by Lender, and (ii) an amount that allows the Project to achieve a pro forma permanent loan debt service coverage ratio equal to or greater than 1.25 to 1.00, based upon net operating income determined by Agent and substantiated by an Appraisal; and
(n)            The Borrower shall be in compliance with all of the covenants in Articles 4 and 5 hereof and in the other Loan Documents to the extent applicable on and as of the date of each Request for Disbursement.
6.5            Initial and Subsequent Construction Disbursements.  Lenders will make Disbursements (the first of any such additional Disbursements is the "Initial Construction Disbursement" and any subsequent disbursements are each a "Subsequent Disbursement"), including the Retainage Disbursements referred to in Section 6.6, only when Borrower, at its sole cost and expense, has fulfilled all terms, conditions and provisions of this Agreement applicable thereto, including, without limitation the delivery and approval of the items referred to on Exhibit 6.5(A), and satisfaction of the following conditions, all in a manner satisfactory to Agent:
(a)             the conditions of Section 6.4 continue to be met;
(b)            each Lender has contemporaneously funded its ratable share of such Disbursement;
(c)            Agent has received effective lien waivers and releases (conditioned solely upon payment of amounts included in the Initial Construction Disbursement or included in the Disbursement Request, as applicable) and their corresponding AIA Forms G702/703 from the Developer and General Contractor, and either invoices or AIA Forms G702/703 from all subcontractors, suppliers and other Persons having a right to file a mechanic's or materialman's Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work completed through a date no earlier than thirty (30) days prior to the date of the Initial Construction Disbursement or Subsequent Disbursement, as applicable, together with any other information required by Agent from time to time;
(d)            Agent has received a report satisfactory to Agent from the Inspecting Architect concerning its review of the Initial Construction Disbursement, or Subsequent Disbursement, as applicable, the Improvements, the Plans, the Construction Contract, the Development Budget, the Governmental Approvals and the construction schedule, in each case as applicable to Project costs related to the Building or Building then under construction;
(e)            if requested by Lender, within forty-five (45) days after the actual location of the foundation for each Building, the survey to be supplied in connection with the Closing Disbursement will be updated to a current date and will show the location of such Building and the absence of any encroachment of the Improvements over any building, zoning, right-of-way or property boundary lines and will be otherwise satisfactory to Agent;
(f)            Agent has received, at Borrower's expense, a Date Down Endorsement;
(g)            all Lenders have contemporaneously funded their ratable share of the Initial Construction Disbursement and any Subsequent Disbursements; notwithstanding the foregoing, such condition will be deemed met if an Electing Lender funds a Defaulting Lender's ratable share of any such Disbursement pursuant to Section 2.5;
(h)            (1) The Borrower shall have furnished to the Agent a copy of the building permit for Building B prior to the request for the first advance of Loan proceeds to pay hard costs for Building B and the Borrower shall have furnished to the Agent copies of all other permits necessary for the construction of Building B within fourteen (14) days after Borrower's receipt of a copy of the applicable permit or permits, and all such permits shall be in full force and effect and no notices of violation of revocation with respect thereto shall have been received and (2) the Borrower shall have furnished to the Agent a copy of the building permit for Building C prior to the request for the first advance of Loan proceeds to pay hard costs for Building C and the Borrower shall have furnished to the Agent copies of all other permits necessary for the construction of Building C within fourteen (14) days after Borrower's receipt of a copy of the applicable permit or permits, and all such permits shall be in full force and effect and no notices of violation of revocation with respect thereto shall have been received; and
(i)            Agent has received written evidence to its satisfaction of the prior or contemporaneous funding of the Equity Contribution, including the expenditure thereof.
6.6            Retainage Disbursements.
(a)            The amount of each Disbursement will be subject to Retainage in accordance with the provisions of the General Construction Contract.
(b)            Agent will authorize the release of the Retainage with respect to each General Construction Contract only upon the satisfaction of the following conditions in a manner satisfactory to Agent, together with any other reasonable requirements, conditions, documentation and determinations of the Inspecting Architect:
(i)            all conditions of Sections 6.4 and 6.5 continue to be met;
(ii)            Agent has received a certificate of the Architect and Contractor to the effect, inter alia, that the applicable portion of the Improvements contemplated by such General Construction Contract have been completed in accordance with the Plans, all Laws and all Governmental Approvals, and the matters in such certificate have been verified by the Inspecting Architect;
(iii)            the Certificate of Occupancy for the applicable Building has been duly issued, and Agent has received a copy thereof;
(iv)            Agent has received a Date Down Endorsement insuring the priority of the lien of the Mortgage in the full amount of the Loan and otherwise insuring that no encroachments exist over any building, zoning, right of way or property boundary lines;
(v)            Agent and the title company issuing the Title Insurance Policy have received an as-built ALTA survey, showing the location of all applicable Improvements, easements, rights-of-way and other matters affecting the Land, certified to each and dated within sixty (60) days of delivery to Agent and such title company;

(vi)            Agent has received effective lien releases and waivers (conditioned solely upon payment of Retainage amounts, provided that effective final lien releases and waivers will be delivered within thirty (30) days thereafter), and their corresponding forms G702/703, from the Contractor and either invoices or Forms G702/703 from all subcontractors, suppliers and other Persons having a right to file a mechanic's or materialman's Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work performed in connection with the construction and equipping of the applicable portion of the Improvements, together with any other information required by Agent from time to time;
(vii)            if requested, Agent has received tax receipts evidencing the payment of the current year's real estate taxes and assessments to the extent such taxes and assessments are then due and payable;
(viii)            if requested, Agent has received evidence satisfactory to Agent that the All Risk coverage insurance policy with respect to the applicable portion of the Improvements is in full force and effect;
(ix)            Agent has received a copy of the Certificate of Completion contemplated by Section 25.H of the City Development Agreement; and
(x)            Agent has received a letter from Borrower whereby Borrower represents and warrants that Borrower has inspected the applicable Improvements and, to its knowledge, such Improvements have been completed in accordance with the applicable Plans.
(c)            Notwithstanding the terms of Section 6.6(a) or (b), at Borrower's request, but subject to Agent's sole discretion, the Agent may authorize the release of the Retainage due to a subcontractor under its Subcontract upon satisfaction of the following conditions:
(i)            The Agent shall have received satisfactory evidence of final completion of the work covered by the applicable subcontract.
(ii)            The Agent shall have received a certificate of the Architect and the Contractor to the effect, inter alia, that to their best knowledge, the work performed by the subcontractor has been fully completed in accordance with the Plans, all laws and governmental approvals, and the Agent may request that the matters in such certificate be verified by the Inspecting Architect.
(iii)            Contractor shall have provided a written statement certifying that it has accepted the work and all conditions to be performed by the subcontractor under the applicable subcontract have been fulfilled and there is no reason that the subcontractor shall not be paid in full.
(iv)            The Inspecting Architect shall have confirmed final completion of the work covered by the applicable Subcontract.
(v)            The Agent shall have received final lien releases from the subcontractor with respect to the work performed under the applicable subcontract.

(vi)            The Borrower shall provide the Agent with such other information and documentation reasonably requested by Agent with respect to the applicable subcontract and the subcontractor.
6.7            Additional Security.  As additional security for the Obligations, Borrower irrevocably assigns and grants to Agent a security interest in (a) all Loan proceeds now or hereafter held by Agent or any Lender or any other financial institution, whether or not disbursed; (b) all funds now or hereafter deposited by Borrower with Agent under this Agreement, any of the other Loan Documents or for any other reason in connection with the Project, including amounts held in the Project Account, (c) all Governmental Approvals to the extent permitted by Law or by the terms thereof, and (d) all reserves, deferred payments, deposits, refunds, escrows, cost savings and payments of any kind relating to the construction of the Improvements.  If an Event of Default exists, Lenders, in addition to any other rights and remedies they may have under the Loan Documents or at Law or in equity, may use any of the property referred to above for any purpose, including without limitation the construction or financing of the Improvements or payment of the Obligations.  Further, Borrower hereby assigns to Agent all of Borrower's rights under the Construction and Development Documents, subject to the terms thereof, which rights Agent may exercise if an Event of Default exists.  Such assignment is made for collateral purposes only and imposes no obligations upon Agent or Lenders.

7.            REPORTING REQUIREMENTS
7.1            Appraisals, and Title Reports.
(a)            Appraisal.  In addition to the Appraisal required prior to the Closing Date as set forth on Exhibit 6.5(A) attached hereto, and until the Obligations are repaid in full, Agent or the Required Lenders have the right at any time and from time to time to obtain an Appraisal with respect to the Project.  Not more than once during any twenty-four (24) month period any such Appraisal will be at the sole cost and expense of Borrower; provided however, if an Event of Default exists, Agent or the Required Lenders have the right to obtain any number of such Appraisals as they may require at the sole cost and expense of Borrower.
(b)            Title Reports.  In addition to the Date Down Endorsements required under Section 6 of this Agreement, Agent may request, at the sole cost and expense of Borrower, and Borrower will deliver within fifteen (15) days of such request, an updated title report on the Project, prepared and issued by the same title insurance company that delivered to Agent the Title Insurance Policy.  If an Event of Default exists, Borrower will furnish such title reports, endorsements or policies as Lenders require.  If Borrower fails to deliver the title updates, reports, endorsements or policies required pursuant to this subsection 7.1(b), Agent may obtain such item(s), and Borrower hereby indemnifies Agent for any and all costs incurred.
7.2            Financial Reports.  Until the Obligations are repaid in full, Loan Parties must furnish or cause to be furnished the financial reports and information listed on and within the time frame specified on Exhibit 7.2.

8.            REPRESENTATIONS AND WARRANTIES
Each Loan Party hereby represents and warrants to Agent and each Lender as follows, and with each Disbursement Request such warranties and representations must be recertified to Agent and the Lenders as true and correct:
8.1            Due Formation, Capacity.
(a)            Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to own or lease and operate properties, and to engage in the business it presently conducts and proposes to conduct.  Borrower is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.  Borrower will not reorganize in another state.
(b)            Each Guarantor that is a corporation, partnership or limited liability company is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to own or lease and operate properties, and to engage in the business it presently conducts and proposes to conduct.  Guarantor is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.
8.2            Power and Authority.  Each Loan Party has full power and authority to enter into, execute, deliver and carry out this Agreement, the other Loan Documents and the Construction and Development Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents, to own and operate the Project as a mixed-use multifamily apartment and commercial/retail project to perform its obligations hereunder and thereunder, and all such actions have been duly authorized by all necessary proceedings on its part.  Each person executing any Loan Document on behalf of any Loan Party has been duly authorized to act on behalf of such Loan Party by all necessary proceedings.
8.3            Validity and Binding Effect.  This Agreement, the other Loan Documents and the Construction and Development Documents have been duly executed and delivered by Loan Parties to the extent they are parties thereto.  This Agreement, the other Loan Documents and the Construction and Development Documents constitute legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after delivery thereof by such Loan Party, enforceable against such Loan Party in accordance with their respective terms.
8.4            No Conflict.  Neither the execution and delivery of this Agreement, the other Loan Documents or the Construction and Development Documents, by any Loan Party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of a Loan Party, (ii) any Governmental Approval, any applicable Law, any Project Covenant Documents, or (iii) any material agreement, instrument, order, writ, judgment, injunction or decree to which any Loan

Party is a party or by which any Loan Party is bound or to which it is subject, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (except Liens granted under the Loan Documents).
8.5            Material Contracts.  All material contracts, including any Project Covenant Documents, to which Borrower is a party are valid, binding and enforceable against Borrower and each other party thereto in accordance with such contract's respective terms, and there is no default thereunder with respect to Borrower, or to Borrower's knowledge with respect to other parties.
8.6            No Potential Default or Event of Default; Compliance with Instruments.  No event or condition exists or will exist after giving effect to the Closing Disbursement, Initial Construction Disbursement or Subsequent Disbursements which constitutes an Event of Default or Potential Default.  Borrower is not in violation of (a) any term of its Organizational Documents or (b) any material agreement or instrument to which it is a party or by which it or its properties may be subject or bound.
8.7            No Litigation or Investigations.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party at Law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to question the capacity, ability or authority of any Loan Party to execute, deliver and perform the Loan Documents or Construction and Development Documents to which it is a party.
8.8            Financial Statements and Other Information.
(a)            Loan Parties have delivered or made available to Agent (through public filings or otherwise) copies of their respective fiscal year-end (or calendar year-end, as applicable) financial statements (hereinafter collectively referred to as the "Annual Statements").  In addition, Loan Parties have delivered or made available to Agent copies of their respective interim financial statements for the fiscal year (or calendar year, as applicable) to date and as of the end of their respective most recent fiscal quarter (or calendar quarter, as applicable) (hereinafter collectively referred to as the "Interim Statements" and hereinafter the Annual Statements and the Interim Statements as well as all other financial reports and information delivered to Agent in connection with the Loan will be collectively referred to as the "Historical Statements").  The Historical Statements of IRET Properties are consolidated into and reported with the financial statements filed by IRET with the United States Securities and Exchange Commission.  The Historical Statements are correct, accurate and complete in all respects and fairly present the financial condition of Loan Parties as of their dates and the results of operations for the fiscal periods (or calendar periods, as applicable) then ended, subject (in the case of the Interim Statements) to normal year end audit adjustments.  All other financial data and information given or made available to Agent by or with respect to Loan Parties fairly represents the financial condition of the Loan Parties and is accurate, correct and complete in all material respects.  The IRET Guarantors do not have any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto other than liabilities incurred in the ordinary course of business since the date of the Historical Statements, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the IRET Guarantors which could result in a Material Adverse Effect.  Since the date of the most recent Historical Financial Statements, the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.  Since the date of the most recent Historical Financial Statements, no IRET Guarantor has suffered any damage, destruction or loss, and no event or condition has occurred or exists, which would reasonably be expected to substantially impair the ability of such IRET Guarantor to perform its or his obligations under the Loan Documents.
(b)            Borrower has delivered to Agent financial projections for the Project, all of which have been derived from various assumptions of Borrower's management, which financial projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of Borrower's management.  Such financial projections accurately reflect the liabilities of Borrower upon consummation of the transactions contemplated hereby as of the Closing Date.
(c)            To Borrower's knowledge, all surveys, plot plans and similar documents heretofore furnished by Borrower to Lenders with respect to the Improvements are accurate and complete in all material respects as of their respective dates.
(d)            All other information given to Lenders by any Loan Party is accurate, correct and complete in all material respects.
8.9            Title Aspects.  Borrower has good and marketable fee simple title to the Land, subject only to Permitted Encumbrances.  Borrower has been granted all easements appropriate for the construction of the Improvements, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements.  All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.
8.10            Zoning, Governmental Approvals, Consents and Financing Statements.  The development, construction, use and occupancy of the Improvements in accordance with the Plans will conform to all applicable Laws, Governmental Approvals, the Project Covenant Documents and all other covenants, conditions and restrictions contained in any deed, lease or other instrument or agreement covering or affecting all or any portion of the Project.  All Governmental Approvals have been obtained and are valid and in full force and effect, except to the extent the same are of a nature so as not to be obtainable until a later stage of construction or until Completion of Construction, as listed on Schedule 8.10.  All consents, approvals, exemptions, orders or authorization of, or registration or filing with, any Official Body or any other Person required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement, the other Loan Documents or the Construction and Development Documents by any Loan Party, have been obtained or made on or prior to the Closing Date except for (a) the filing of financing statements, the Mortgage and the Assignment of Leases and Rents in the applicable state and county filing offices; and (b) as may be listed on Schedule 8.10.  Each Loan Party hereby authorizes Agent to file all financing statements, together with any amendments or modifications thereof which Agent deems necessary or desirable to perfect, under the applicable Uniform Commercial Code, the security interest in the collateral described in the Mortgage, the other Loan Documents and this Agreement.
8.11            Plans.  The Plans for Building A and Building B are accurate, true and correct, are satisfactory to Borrower and have been approved by each Official Body having jurisdiction over the Land and/or the Improvements and any others whose approval of such Plans, in whole or in part, may be called for by applicable undertakings of Borrower or by an applicable Law, rule, regulation or the like.  The Plans for Building C will be provided to Agent and Inspecting Architect for their review and approval prior to the submittal of any Draw Request for Project Costs associated with Building C.  It is understood that such review and approval is solely for the purpose of Agent's underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with applicable Law or otherwise and may not be relied upon by Borrower or any other person or entity.
8.12            Utilities; Public Improvements.  All utility and municipal services necessary for the construction, completion, use and occupancy of the Improvements are available to the Land and have sufficient capacity to operate the Improvements for their intended purposes, including water supply, storm and sanitary sewer facilities, gas, electricity and telephone facilities.  All impact, connection or other requisite fees for such services have been paid or are included in the Development Budget.  All streets and easements necessary for the completion and operation of the Improvements for their intended purpose are available to the boundaries of the Land.  All easements, streets, utilities and public improvements to be owned or maintained by any governmental or public body or authority have been completed, inspected and accepted by such parties or, if not, have been included in the Development Budget and will be completed, inspected and accepted by such parties on or before the Completion Date.
8.13            Security Interests.  The liens and security interests granted or to be granted to Agent pursuant to this Agreement and the other Loan Documents constitute and will continue to constitute valid perfected Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or any other Law.  Upon the filing of the applicable Loan Documents and financing statements relating to said liens and security interests in each office and in each jurisdiction where required in order to establish the liens and perfect the security interests described above, all such action as is necessary or advisable to establish said liens and perfect said security interests will have been taken and there will be no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to any such financing statements within six (6) months prior to each five (5) year anniversary of the filing of such financing statements.  All filing fees and other expenses in connection with each such action have been or will be paid by Borrower, and the collateral secured by such Loan Documents is subject to no other Liens or encumbrances except for Permitted Encumbrances.
8.14            Liens.  The Liens granted to Agent pursuant to the Mortgage and the Assignment of Leases and Rents will, upon proper recording, constitute a valid perfected first-priority Lien under applicable Law, on the Land, the Improvements and any other property, in whatever form, whether real, personal or otherwise, secured by the Mortgage and the Assignment of Leases and Rents.  The Collateral is not subject to any Liens or encumbrances except for the Permitted

Encumbrances.  All action as is necessary or advisable to establish such Liens and their priority, including recordation of the Mortgage and the Assignment of Leases and Rents in the appropriate offices, will be taken promptly following the Closing Date, and upon execution, delivery and recordation of the Mortgage and the Assignment of Leases and Rents, there will be no necessity for any further action in order to protect, preserve and continue such Lien and such priority.
8.15            Compliance with Laws.  Borrower is in compliance with all applicable Laws in all jurisdictions in which such Loan Party is presently or will be doing business.
8.16            Construction and Development Documents and Project Covenant Documents.  Agent and the Inspecting Architect have been furnished copies of all Construction and Development Documents and Project Covenant Documents.  The Construction and Development Documents and Project Covenant Documents constitute all agreements executed by or for the benefit of Borrower in connection with the Project.  The Construction and Development Documents and Project Covenant Documents cover all work and services necessary or desirable for the design of the Project, including all work and services necessary for the Improvements to be completed in accordance with all Governmental Approvals and any and all requirements of applicable Law.
8.17            Development Budget.  The Development Budget attached as Schedule 8.17 is true, correct and complete, shows all sources and uses of funds and provides for all costs and expenses to be incurred in connection with the acquisition and development of the Land, the construction and equipping of the Improvements, all financing fees and interest expenses on the Loan through the Expiration Date (without any extensions), and all other items of cost and expense to be incurred in connection with the design and construction of the Improvements, the leasing of the Improvements and the closing of the Loan, including without limitation all costs and expenses to be incurred pursuant to the Construction and Development Documents and Project Covenant Documents.
8.18            Insurance and Bonds.  The properties of Borrower are insured pursuant to Insurance Policies and other bonds which are valid and in full force and effect and which provide adequate coverage from insurers acceptable to Agent in amounts sufficient to insure the assets and risks of Borrower in accordance with prudent business practice.  Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including without limitation by providing Agent with the address and/or GPS coordinates of the Improvements and any other structure located on the Land, and, to the extent required by Agent or applicable Law, obtaining flood insurance for such Improvements, property, structures and contents prior to such assets becoming Collateral.  No notice has been given or claim made and no grounds exist to cancel or void any of such Insurance Policies or bonds or to reduce the coverage provided thereby.
8.19            Solvency.  All Loan Parties are Solvent as of the Closing Date and will be Solvent after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the security interests granted therein and the payment of all fees, costs, expenses and the like related thereto.

8.20            Employee Benefit Plans.  No Loan Party  (a) is or will become an Employee Benefit Plan or a member of any ERISA Group; (b) is or will be required to establish or maintain any Employee Benefit Plan or contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or any multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code; or (c) is or will become a party in interest within the meaning of Section 3(14) of ERISA with respect to any Employee Benefit Plan.  No assets of any Loan Party are "plan assets" of any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code within the meaning of Section 3(42) of ERISA and Section 2510.3-101 of Title 29 of the Code of Federal Regulations.
8.21            Use of Proceeds; Margin Stock.  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.
8.22            Full Disclosure.  No Loan Document, Construction and Development Document, Project Covenant Document, or certificate, statement, agreement or other document furnished by any Loan Party to Agent or any Lender in connection with the Loan contains any untrue statement, or is misleading due to such Loan Party's omission of a material fact.  There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Agent and Lenders prior to or on the date hereof in connection with the Loan.
8.23            Impositions.  Borrower has timely filed returns for Impositions applicable to it, and payment has been made (or adequate provision for the payment thereof has been made) for all Impositions which have or may become due pursuant to said returns or to assessments received, prior to the date upon which any penalty or fine may be imposed, except to the extent that such Impositions are being contested in good faith by appropriate proceedings diligently conducted, and for which such reserves or other appropriate provisions have been made.
8.24            Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules become outdated or incorrect in any material respect, Borrower will promptly provide Agent in writing such revisions or updates as may be necessary or appropriate to update or correct such Schedules; provided that no Schedule will be deemed to have been amended or superseded by any such correction or update, nor will any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Required Lenders, in their sole and absolute discretion, have accepted in writing such revisions or updates, provided further, subject to Section 6.3, Agent may in its discretion accept changes and updates to the Development Budget.  Without limiting the foregoing, upon request of Agent with respect to any Schedule, Borrower will promptly provide Agent a written statement certifying that the information or disclosures on such Schedule remain current and correct in all material respects.

8.25            Investment Companies; Regulated Entities.  No Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and will not become such an "investment company" or under such "control."  No Loan Party is subject to any other federal, local or state statute, rule or regulation limiting said Loan Party's ability to incur Indebtedness for borrowed money.
8.26            Anti-Money Laundering/International Trade Law Compliance.  No Covered Entity is a Sanctioned Person.  No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

9.            AGENT
9.1            Appointment and Authority.  Each Lender hereby irrevocably appoints Agent to act on its behalf as administrative agent under any Loan Document and authorizes Agent to take such actions on its behalf and to exercise such powers delegated to Agent by the terms of any Loan Document, together with such actions and powers incidental thereto.  The provisions of this Section 9 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Loan Party has rights as a third-party beneficiary.
9.2            Rights as a Lender.  The Person serving as administrative agent hereunder has the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not administrative agent, and the term "Lender" or "Lenders", unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as administrative agent.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the administrative agent hereunder and without any duty to account therefor to the Lenders.
9.3            Exculpatory Provisions.
(a)            With respect to the Loan and the Project, Agent does not have any duties or obligations except those expressly set forth in any Loan Document, and its duties as administrative agent hereunder are administrative in nature.  Without limiting the generality of the foregoing, Agent:
(i)            is not subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default exists;
(ii)            has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated in any Loan Document that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as may be expressly provided for in any Loan

Document); provided that Agent is not required to take any action that, in its determination may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)            except as expressly set forth in any Loan Document, has no duty to disclose any information relating to Borrower or any Borrower Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity, and is not liable for any failure to disclose such information.
(b)            Agent is not liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as may be expressly provided for in any Loan Document); or (ii) in the absence of its own gross negligence or willful misconduct.  Agent will not be deemed to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to Agent in writing by Borrower or any Lender.
(c)            Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered pursuant to or in connection with any Loan Document; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Potential Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
9.4            Reliance by Agent.  Agent is entitled to rely upon, and will not incur liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including anything delivered in Electronic Format) believed by Agent to be genuine and to have been said, signed, sent or otherwise authenticated by the proper Person.  In determining compliance with any condition that must be fulfilled to the satisfaction of a Lender prior to the making of a Disbursement, Agent may presume that such condition is satisfactory to each Lender unless Agent receives written notice to the contrary from any Lender prior to the making of such Disbursement.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and is not liable for any action taken or not taken by it in accordance with any such advice.
9.5            Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties.  The exculpatory provisions of this Article 9 apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and apply to their respective activities in connection with the syndication of the credit facility and activities as Agent.

9.6            Resignation of Agent.
(a)            Agent may at any time give notice of its resignation to Lenders and Borrower.  Upon receipt of Agent's notice of resignation, the Required Lenders have the right, in consultation with Borrower (so long as no Potential Default or Event of Default exists), to appoint a successor administrative agent.  If no such successor has been appointed by the Required Lenders and has accepted such appointment no later than 30 days after the retiring Agent gives notice of its resignation or any earlier date as may be agreed by the Required Lenders (in either event, the "Resignation Effective Date"), then Agent may on behalf of Lenders appoint a successor administrative agent.  Whether or not a successor has been appointed, any resignation is effective on the Resignation Effective Date.
(b)            Upon the Resignation Effective Date (i) the retiring party is discharged from its duties and obligations as administrative agent under any Loan Document, except that such party will continue to hold any collateral security held by it as administrative agent under any Loan Document until a successor administrative agent is appointed; and (ii) except for any indemnity payments owed to such agent, all payments, communications and determinations to be made by, to or through administrative agent must instead be made by or to each Lender directly until such time, if any, as a successor administrative agent has been appointed pursuant to Section 9.6(a). Upon the acceptance of a successor's appointment as administrative agent, such successor (x) succeeds to and becomes vested with all of the rights, powers, privileges and duties of the retiring agent excluding any rights to indemnity payments owed to the retiring agent, and (y) is deemed the holder of any collateral security held by the resigning agent under item (i) of the first sentence of this subsection (b).  The fees payable by Borrower to a successor agent will be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring party's resignation, the provisions of this Section 9 and Section 11.3 continue in effect for the benefit of the retiring agent, its sub-agents and their respective Related Parties regarding any actions taken or not taken by any of them while the retiring party was acting as administrative agent.
9.7            Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance on Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance on Agent, or any other Lender, or any Related Party of Agent or any Lender, and based on such documents and information as it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or document furnished pursuant to any Loan Document.
9.8            No Other Duties, etc.  Notwithstanding anything herein to the contrary, none of the bookrunners or arrangers listed on the cover page hereof have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as administrative agent or a Lender hereunder.

9.9            Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent is entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent, including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under any of the Loan Documents, allowed in such judicial proceeding; and
(b)            to collect, receive and distribute any monies or other property payable or deliverable on any such claims.
Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent consents to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under any of the Loan Documents.
9.10            Collateral and Guaranty Matters.  Notwithstanding any other term or condition of any Loan Document (except with respect to matters described in Section 11.1), Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Agent under any Loan Document (a) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations), or (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under any Loan Document.
9.11            Sharing of Payments By Lenders.  If any Lender exercises any right of setoff or counterclaim or otherwise obtains payment of any principal or interest on the Loan or other Obligations resulting in such Lender receiving payment greater than such Lender's Commitment Percentage, then such Lender must (a) notify Agent, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments are shared by Lenders ratably in accordance with their Commitment Percentage; provided that:
(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)            the provisions of this paragraph may not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its interest in the Loan to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph apply).

Each Loan Party agrees that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
9.12            Agent's Fee.
Borrower will pay to Agent the Agent's fee and other amounts payable from Borrower to Agent (collectively, the "Agent's Fee") under the terms of an engagement letter (the "Agent's Letter") between Borrower and Agent, as amended from time to time.
9.13            No Reliance on Agent's Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.  Each Loan Party agrees to supply, on behalf of itself and its Affiliates and agents, all information requested from time to time by any Lender in connection with such Lender's customer identification program intended to comply with the CIP Regulations or any Anti-Terrorism Law.
9.14            Post-Foreclosure.  Title to all or any portion of the Collateral acquired by Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or retained in satisfaction of all or any part of the Obligations, will be held by a limited liability company or other legal entity owned by Lenders pro rata in proportion to their respective Commitment Percentages (the "Post-Foreclosure Entity").  Agent, as the managing member, partner or owner of the Post-Foreclosure Entity, will prepare a recommended course of action for such Collateral (a "Post-Foreclosure Plan"), which will be subject to the approval of the Required Lenders; provided however, that the sale price of the Collateral will be subject to the approval of all Non-Defaulting Lenders.  In accordance with the approved Post-Foreclosure Plan, Agent will manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and will administer all transactions relating thereto, including employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral pursuant to the Annual Budgets and Business Plan set forth in the approved Post-Foreclosure Plan; provided however, that Agent, in its sole discretion, is authorized, in lieu of the procedure set forth in the Annual Budgets and Business Plan, to fund itself any additional expenses for reason of a bona fide emergency affecting the Collateral, for payment of taxes, insurance premiums or for other expenditures deemed necessary by Agent to preserve and maintain the value of the Collateral (collectively, "Emergency Fundings").  Except for Emergency Fundings, actions taken by Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, will require the written consent of the Required Lenders by way of supplement to such Post-Foreclosure Plan; provided however, that any supplement that relates to sale price of the Collateral will require the written consent of all Non-Defaulting Lenders.  Upon demand therefor from time to time, each Lender will contribute its share (based on its pro rata share in proportion to its respective Commitment Percentage) of all Emergency Fundings and all reasonable costs and expenses incurred by Agent pursuant to the approved Post-Foreclosure Plan or reasonably incidental thereto, in connection with the construction, operation, management, maintenance, development, leasing and sale of such Collateral.  Agent will render or cause to be rendered to each Lender, from time to time, an income and expense statement for such Collateral, and each Lender will promptly contribute its pro rata share in proportion to its respective Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as Agent deems reasonably necessary.  Lenders acknowledge and agree that if title to any Collateral is obtained by the Post-Foreclosure Entity, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 10.2 as soon as practicable.  Agent will undertake to sell such Collateral, subject to the terms of the Post-Foreclosure Plan and upon such terms and conditions as the Required Lenders reasonably determine to be most advantageous to Lenders.  Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired.
9.15            Consents and Approvals.  All communications from Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) will be given in the form of a written notice to such Lender, (b) will be accompanied by a description of the matter or time as to which such determination, approval, consent or disapproval is requested, will advise such Lender where the matter or item may be inspected, or will otherwise describe the matter or issue to be resolved, (c) will include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and an overview of any other information provided to Agent by the Loan Parties in respect of the matter or issue to be resolved, and (d) will include Agent's recommended course of action or determination.  Each Lender agrees that Agent will deem such Lender to have approved of or consented to such recommendation or determination unless within ten (10) Business Days of receipt of Agent's communication such Lender gives written notice to Agent that it objects (together with a written explanation of the reasons behind such objection).
10.            DEFAULTS AND REMEDIES
10.1            Events of Default.  The following are Events of Default under this Agreement (regardless of the reason therefor and whether voluntary, involuntary or effected by operation of Law):
(a)            Borrower fails to make any principal payment due under the Loan, fails to make any of the deposits to the Project Account or other deposits required under this Agreement or fails to pay any interest on the Loan or any other scheduled payment owing hereunder or under the other Loan Documents after such principal, Project Account or other deposit, interest or other scheduled payment becomes due and payable in accordance with the terms of this Agreement or the applicable Loan Document;
(b)            any representation or warranty made by Borrower or any Guarantor in any of the Loan Documents or this Agreement (other than the representations and warranties contained in Section 8.26 of this Agreement and contained in Section 4(a) of the Payment Guaranty for which there is no notice, grace or cure period), or in any report, certificate, financial statement, document or other instrument delivered pursuant to or in connection with this Agreement or any other Loan Document, is breached in any material manner by such Loan Party or proves to be false or misleading in any material respect upon the date when made or deemed to be made or repeated and such Loan Party fails to take such action as may be required to correct such breach or to make such representation or warrant not false or misleading in any material respect within thirty (30) days after notice thereof; or
(c)            any Loan Party fails to comply with any covenant or obligation contained in any Loan Document which calls for the payment of money, other than those monetary defaults expressly referred to in subsection (a) above, and does not cure such failure within ten (10) days after written demand by Agent;
(d)            any Loan Party fails to comply with any covenant or obligation contained in this Agreement or any other Loan Document other than (i) defaults or Events of Default under the Note or the Mortgage, or (ii) those defaults expressly referred to in the other subsections of this Section 10.1, and does not cure such failure within thirty (30) days (or any shorter period of time for cure specified in any Loan Document) after the earlier of (A) Borrower's knowledge of such failure to comply; or (B) written notice thereof by Agent to Borrower (such grace period to be applicable only in the event such default can be remedied by corrective action of Borrower as determined by Agent in its sole discretion);
(e)            any representation or warranty contained in Section 8.26 is or becomes false or misleading at any time, or any breach of or non-compliance with Sections 4.30 or  5.12.
(f)            any Loan Party fails to comply with Sections 4.5, 4.17, 4.18, 4.20, 4.24, 4.27, 5.1, 5.2, 5.3, 5.5, 5.6, 5.8, 5.9, 5.10 or 5.11;
(g)            a default by any Loan Party occurs under the Construction and Development Documents or any Project Covenant and such default is not cured within any applicable cure period;
(h)            Borrower or any Guarantor ceases to be Solvent;
(i)            any Lien or encumbrance, other than a Permitted Encumbrance, is entered against the Land or Improvements and such Lien or encumbrance is not discharged, vacated or bonded within thirty (30) days after the filing thereof;
(j)            a court having jurisdiction enters any judgment against Borrower for the payment of money, or any final judgment against any Guarantor for the payment of money in excess of $1,000,000, if in either case such judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry of such judgment(s);

(k)            there occurs any material uninsured or inadequately insured damage to or loss, theft or destruction of any of the Collateral including the Land and/or any of the Improvements;
(l)            the Collateral or any assets of Borrower, or any material portion of the assets of any Guarantor are attached, seized, levied upon or subjected to a writ or distress warrant, or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
(m)            any of the Loan Documents ceases to be a legal, valid and binding agreement enforceable against any Loan Party in accordance with the terms of such Loan Document or is in any way terminated (except in accordance with its terms) or becomes or is declared ineffective or inoperative or is in any way challenged or contested or ceases to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
(n)            any Person obtains an order or decree in any court of competent jurisdiction enjoining the construction of the Improvements or delaying construction of the same or enjoining or prohibiting Agent, any Lender or any Loan Party from carrying out the terms and conditions of any Loan Document and such order or decree is not vacated or stayed within ten (10) days after the filing thereof;
(o)            intentionally deleted;
(p)            an Insolvency Proceeding is instituted seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding up or liquidation of its affairs, and such proceeding remains undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court enters a decree or order granting any of the relief sought in such proceeding;
(q)            any Loan Party commences a voluntary Insolvency Proceeding, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action in furtherance of any of the foregoing;
(r)            a Material Adverse Effect occurs;
(s)            any action or proceeding is commenced to which Agent or Lenders are made a party by reason of the execution of the Mortgage or the Notes, or in which it becomes necessary for Agent to defend or uphold the lien of the Mortgage, or the priority thereof or possession of the Land and the Improvements, or otherwise protect the security under the Mortgage and such action or proceeding is not dismissed within thirty (30) days of the commencement thereof;

(t)            Borrower fails to satisfy the conditions precedent for the funding of the Initial Construction Disbursement on or before the date which is ninety (90) days after the Closing Date;
(u)            The Borrower is dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good standing or IRET Properties or an Affiliate thereof ceases to own at least 50.5% of the membership interests in the Borrower; or
(v)            any Person attempts to draw on a Letter of Credit on or after the Letter of Credit Expiration Date.
10.2            Remedies.  Upon the occurrences described below, Agent may, and upon the request of Required Lenders will, exercise any or all of the following rights and remedies:
(a)            If an Event of Default exists:
(i)            If such Event of Default is specified in Sections 10.1(p) or 10.1(q), the Commitments immediately and automatically terminate and Lenders have no further obligation to make Disbursements, and the Loan, all accrued and unpaid interest thereon, and all other Obligations immediately become due and payable.
(ii)            If such Event of Default is specified in any clause in Section 10.1 except Sections 10.1(p) or 10.1(q), Agent may, and upon the direction of the Required Lenders must, take one or more of the following actions: (x) terminate the Commitments, whereupon Lenders are under no further obligation to make Disbursements; (y) declare the unpaid principal amount of the Loan then outstanding and all accrued and unpaid interest thereon and all other Obligations to be due and payable, whereupon the same will immediately become due and payable to Agent; and (z) exercise any and all remedies and other rights provided pursuant to any Loan Document, at Law or in equity.  Except as otherwise provided in this Section 10.2, each Loan Party expressly waives presentment, demand, protest and all other notices of any kind.  Borrower hereby expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar Laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.
(iii)            Upon the written consent of the Required Lenders or upon the exercise of remedies by Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under any Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate will have made any demand under any Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off must be paid over immediately to Agent for further application in accordance with the provisions of Section 2.6 or Section 2.8, as applicable, and, pending such payment, must be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and Lenders, and (y) the Defaulting Lender must provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section 10.2 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application; provided that the failure to give such notice will not affect the validity of such setoff and application.
(iv)            Whether or not the maturity of the Loan has been accelerated pursuant to any of the foregoing provisions of this Section 10.2, Agent may proceed to protect and enforce Lenders' rights by suit in equity, action at Law and/or other appropriate proceeding, for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount becomes due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Agent or Lenders.
(b)            From and after the date on which Agent has taken any action pursuant to this Article 10 and until all Obligations have been paid in full, any and all proceeds received by Agent or Lenders from any disposition of any Collateral or the exercise of any other remedy by Agent or Lenders, will be applied as follows:
(i)            First, to reimburse Agent and Lenders for any additional compensation due pursuant to Section 3.12 and for out-of-pocket costs, expenses and disbursements, including without limitation, reasonable attorneys' and paralegals' fees and legal expenses incurred by Agent or Lenders in connection with realizing on any Collateral or collection of any obligations of Loan Parties under any of the Loan Documents, including advances made subsequent to an Event of Default by any Lender or Agent for the maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral.
(ii)            Second, to the repayment of all Obligations in accordance with Section 3.7 and in the order determined by Agent in its discretion as to principal, interest, fees or other amounts; and
(iii)            Third, the balance, if any, as required by Law.
Notwithstanding anything to the contrary herein, no Swap Obligations of any Non-Qualifying Party are to be paid with amounts received from such Non-Qualifying Party under any of its Guaranties (including sums received as a result of the exercise of remedies with respect to such Guaranties) or from the proceeds of such Non-Qualifying Party's Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, to the extent possible, appropriate adjustments are to be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth herein.
(c)            In addition to all of the rights and remedies contained in this Agreement and the other Loan Documents, including without limitation the right to appoint a receiver and all other rights described in the Mortgage, Agent has all of the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable Law, all of which rights and remedies are cumulative and nonexclusive, to the extent permitted by Law.
(d)            Agent may enter the Land and Improvements and take any and all actions necessary in its judgment to (i) secure, protect and preserve the Improvements and any materials or supplies located on the Land, (ii) complete in part or in full the construction of the Improvements, including, but not limited to, making changes in the Plans, and entering into, and, subject to the terms thereof, modifying or terminating the Construction and Development Documents and other contractual arrangements.  If Agent elects to continue with the construction of the Improvements, Lenders will not assume any liability to Borrower or any other Person for completing the Improvements or for the manner or quality of construction of the Improvements, and Borrower expressly waives any such liability, except to the extent that such liability is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted solely from the gross negligence or willful misconduct of any Lender.  Borrower irrevocably appoints Agent as its attorney-in-fact, with full power of substitution, to complete the Improvements in Borrower's name or Agent may elect to complete construction in the name of Lenders.  Borrower will cooperate with Agent in hiring a third party manager for the Project.  In any event, all sums actually expended by Agent in completing construction or otherwise exercising its rights hereunder or under the other Loan Documents will be secured by the Mortgage and all other Collateral Documents and will bear interest at the Default Rate.
10.3            Notice of Sale.  Any notice required to be given by Agent of a sale, lease, or other disposition of any Collateral or any other intended action by Agent, if given ten (10) days prior to such proposed action, constitutes commercially reasonable and fair notice thereof to Borrower.
11.            MISCELLANEOUS
11.1            Modifications, Amendments or Waivers.  Except as may be otherwise provided in any Loan Document, Agent and Borrower may from time to time enter into written agreements amending or changing any provision of any Loan Document or the rights of Lenders or Loan Parties hereunder or thereunder, and Agent may grant written waivers or consents to a departure from the due performance of the obligations of Loan Parties hereunder or thereunder.  Such agreements, waivers or consents will bind all Lenders and Loan Parties, provided however, that unless otherwise provided by the terms of this Agreement:
(a)            The consent of all Non-Defaulting Lenders is required for any agreement, waiver or consent that results in the following:

(i)            a release, in whole or in part, of any Guaranty, or a limit to the obligations of any Guarantor thereunder, unless otherwise provided by the terms of the applicable Guaranty;
(ii)            a change to Sections 3.7, 9.3, or 9.6 or this Section 11.1, or an alteration of any provision regarding the pro rata treatment of Lenders, a change to the definition of Required Lenders, or a change to any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder;
(iii)            except as otherwise permitted by Section 5.3, a subordination of the lien and the provisions of the Mortgage to any other Lien;
(iv)            an approval of any subordinate Lien that secures or intends to secure any Indebtedness for borrowed money with the Land and the Improvements;
(v)            an amendment of the definition of "Conditions for Extension";
(vi)            an extension of the date set forth in the definition of Expiration Date;
(vii)            an extension of the time for payment of principal or interest of the Loan or any other fee payable to any Lender;
(viii)            an increase to the principal amount of the Loan;
(ix)            a reduction to the rate of interest on the Loan; or
(x)            a reduction to any fee payable to such Lender.
(b)            Each Lender must approve any agreement that (i) increases the amount of such Lender's Commitment, except in connection with any protective advance; or (ii) releases, in whole or in part, any Collateral, unless such release is specifically permitted by any Loan Document.
(c)            No agreement, waiver or consent which could modify the interests, rights or obligations of Agent in its capacity as Agent will be effective without the written consent of Agent.
11.2            No Implied Waivers; Cumulative Remedies; Writing Required.  No course of dealing and no delay or failure of Agent or any Lender in exercising any right, power, remedy or privilege under any Loan Document will affect any other or future exercise thereof or operate as a waiver thereof, nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of Agent and Lenders under any Loan Document are cumulative and not exclusive of any rights or remedies which they could otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of any Lender with respect to any breach or default under any Loan

Document or any waiver of any provision or condition of any Loan Document must be in writing and will be effective only to the extent specifically set forth in such writing.
11.3            Expenses; Indemnity; Damage Waiver.
(a)            Costs and Expenses.  Borrower will pay all out-of-pocket expenses incurred by (a) Agent and its Affiliates, including the fees, charges and disbursements of counsel for Agent, in connection with the syndication of the Loan, the preparation, negotiation, execution, delivery and administration of the Loan Documents, or any amendments or modifications thereto or waivers of the provisions thereof, whether or not the transactions contemplated thereby are consummated, and (b) Agent, Lenders and their respective Affiliates in connection with the enforcement or protection of Agent's, Lenders' or such Affiliate's rights (i) in connection with the Loan Documents, or (ii) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.
(b)            Indemnification by Borrower.  Borrower will indemnify each Lender, Agent and their Related Parties (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties of their respective obligations thereunder or the consummation of the transactions contemplated thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity will not be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)            Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay to Agent or any of its Related Parties any amount required under Section 11.3(a) or 11.3(b), each Lender severally agrees to pay to Agent or the applicable Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's Commitment Percentage at such time) of such unpaid amount.
(d)            Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrower agrees that it will not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan, or the use of the proceeds thereof.  No Indemnitee is liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, Electronic Format or other information transmission systems in connection with any Loan Document or the transactions contemplated thereby.
(e)            Payments.  All amounts due under this Section 11.3 are payable not later than ten (10) days after demand therefor.
11.4            Holidays.  Whenever payment of any portion of the Loan is due on a day that is not a Business Day such payment will be due on the next Business Day (except as provided in Section 3.2 with respect to LIBOR Interest Periods under the LIBOR Option) and such extension of time may be included in computing interest and fees, except that the Loan will be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loan) will be stated to be due on a day which is not a Business Day, such payment or action must be made or taken on the next following Business Day, and such extension of time may not be included in computing interest or fees, if any, in connection with such payment or action.
11.5            Notices; Effectiveness: Electronic Communication; Platform.
(a)            Notices Generally.  All notices and other communications provided for herein must be in writing and delivered in Electronic Format, by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile to the Loan Parties, Agent and Lenders at the respective address or facsimile number set forth on Schedule 11.5 or any relevant Assignment and Assumption.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received; notices sent by facsimile are deemed to have been given when sent (except that, if not given during normal business hours for the recipient, are deemed to have been given at the opening of business on the next Business Day for the recipient).
(b)            Electronic Format Communications.  Notices and other communications to Lenders hereunder may be delivered or furnished in Electronic Format pursuant to procedures approved by Agent.  Agent or Borrower may in its discretion agree to accept notices and other communications hereunder in Electronic Format pursuant to procedures approved by the receiving party; provided that approval of such procedures may be limited to particular notices or communications.
(c)            Change of Address, etc.  Any party may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties given in accordance with Section 11.5.
(d)            Platform.  Each Loan Party agrees that Agent may without obligation make communications available to the other Lenders by posting such communications on Debt Domain, Intralinks, Syndtrak or any substantially similar electronic transmission system (each a "Platform").  The Platform is provided "as is" and "as available."  Agent and its Related Parties (i) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications posted thereon, and (ii) do not make any warranty of any kind, express, implied or statutory in connection with such communications or the Platform.  In no event will Agent or its Related Parties have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's or its Related Party's transmission of communications through the Platform.
11.6            Severability.  The provisions of this Agreement are severable.  If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction such provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
11.7            Duration; Survival.  All representations and warranties of Loan Parties contained herein or made in connection herewith survive the making of the Loan or, to the extent explicitly set forth in any Loan Document, payment in full of the Obligations, and are not waived by the execution and delivery of this Agreement, any investigation by Agent or Lenders, or the making of the Loan.  All covenants and agreements of Loan Parties contained herein will continue in full force and effect from and after the date hereof until termination of the Commitments and payment in full of the Obligations.  All covenants and agreements of Borrower contained in any Loan Document relating to the payment of increased costs, additional compensation, expenses or indemnification survive payment in full of the Obligations.
11.8            Prior Understanding.  This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
11.9            Successors and Assigns.
(a)            Successors and Assigns Generally.  The provisions of this Agreement are binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.9(b), (ii) by way of participation in accordance with the provisions of Section 11.9(d)or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.9(e).  Nothing in this Agreement, expressed or implied, may be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.9(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement; provided that any such assignment is subject to the following conditions:
(i)            Minimum Amounts.
A.            no minimum amount need be assigned in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loan at the time owing to it, or in the case of an assignment to a Lender, any Lender Affiliate or an Approved Fund; and
B.            in any case not described in subsection (b)(i)A with respect to each assignment, the aggregate amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) may not be less than $5,000,000, unless each of Agent and Borrower otherwise consents; provided, that Borrower's consent is not required when an Event of Default exists.
(ii)            Proportionate Amounts.  Each partial assignment will be an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the portion of the Loan or the Commitment assigned.
(iii)            Required Consents.  No consent is required for any assignment except:
A.            the consent of the Agent is required (such consent not to be unreasonably withheld or delayed);  and
B.            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) is required unless (w) at the time of such assignment an Event of Default exists or the Syndications Period has not ended, or (x) such assignment is to an Eligible Assignee.  Borrower is deemed to have consented to any assignment unless it objects by written notice to the Agent within five (5) Business Days after having received notice of such assignment.
(iv)            Assignment and Assumption.  The parties to each assignment must execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that Agent may in its sole discretion elect to waive such fee in the case of any assignment.  The proposed assignee, if it is not a Lender, must deliver to Agent an administrative questionnaire in a form required by Agent.
(v)            No Assignment to Certain Persons.  No such assignment may be made to (A) Borrower or any of Borrower's Affiliates or (B) to any Defaulting Lender or any Affiliate of any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any such Persons.

(vi)            No Assignment to Natural Persons.  No such assignment may be made to a natural Person.
(vii)            Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender and in addition to all other conditions set forth herein, no such assignment is effective unless and until the parties to the assignment make additional payments to Agent in an aggregate amount sufficient to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent and each other Lender, together with accrued interest, and (y) acquire and fund its full pro rata share of the Loan in accordance with its Commitment Percentage. Any such additional payment may be made in the form of outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of the portion of the Loan previously requested but not funded by the Defaulting Lender.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender becomes effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)            Right to Acquire Interest to Be Assigned.  With respect to any such assignment, the Agent and each Lender (other than a Defaulting Lender) has the right to acquire the rights and obligations proposed to be assigned upon the same terms and conditions offered to the proposed assignees.  If more than one Lender, including the Agent, desires to acquire the rights and obligations proposed to be assigned, then the rights and obligations will be assigned to such Lenders, including the Agent, pro rata.
Subject to acceptance and recording by Agent pursuant to Section 11.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder is a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, has the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder is, to the extent of the interest assigned by such Assignment and Assumption, released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender ceases to be a party hereto) but will continue to be entitled to the benefits of all covenants and agreements of Borrower contained in any Loan Document relating to the payment of increased costs, additional compensation, expenses or indemnification with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
(c)            Register.  Agent will maintain at one of its offices in Pittsburgh, Pennsylvania, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register are conclusive absent manifest error, and Borrower, Agent and Lenders must treat each Person whose name is recorded in the

Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register must be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)            Participations.  Any Lender who is not a Defaulting Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (each a "Participant"), except a natural Person, Borrower or Borrower's Affiliates.  Such participations may include all or a portion of such Lender's rights and/or obligations under this Agreement (including its Commitment and/or any outstanding Loan owing to it); provided that (i) such Lender's obligations under this Agreement remain unchanged, (ii) such Lender remains solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Agent and Lenders will continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells a participation must provide that such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  Each Lender that sells a participation will maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations.  The entries in the Participant Register are conclusive absent manifest error, and such Lender must treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent has no responsibility for maintaining a Participant Register for any other Lender.
(e)            Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment will release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.10            Treatment of Certain Information; Confidentiality.  Agent and Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to any Affiliates and Related Parties of Agent or any Lender, provided that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder;

(f) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower any other Loan Parties, or any Affiliate of Borrower or any Loan Party, or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein; (h) with the consent of Borrower, or any other Loan Party whose consent is required; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.10, or (y) becomes available to Agent, any Lender or any of their respective Affiliates on a not confidential basis from a source other than Borrower or the other Loan Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.10 is considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain confidentiality as such Person could accord to its own confidential information.
11.11            Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts, each of which constitutes an original, but all of which when taken together constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement becomes effective only when Agent (i) executes this Agreement, and (ii) Agent receives counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in Electronic Format is as effective as delivery of a manually executed counterpart of this Agreement, provided that Agent retains the right to require delivery of an original signature page in addition to any signature delivered via Electronic Format.
11.12            Exceptions.  The representations and warranties and covenants contained herein are independent of each other, and no exception to any representation, warranty or covenant will be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor will any such exceptions be deemed to permit any action or omission that could be in contravention of applicable Law.
11.13            No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of Loan Parties, Lenders and Agent.  No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against Lenders to obtain any proceeds of the Loan.
11.14            Authority to File Notices.  Borrower appoints Agent as its attorney-in-fact, with full power of substitution, to file for record, at Borrower's cost and expense and in Borrower's name, any notices that Agent considers reasonably necessary or desirable to protect the Collateral; such appointment is coupled with an interest and is irrevocable.

11.15            Signs; Publicity.  Borrower may, at Borrower's expense, erect a sign or signs as reasonably approved by Agent upon the Land and Improvements at any reasonable location indicating the source of the development and construction financing.  The announcement of, and the issuance of any publicity with respect to, the Loan and the transactions contemplated hereby will be subject to the prior written approval of Agent.  To the extent permitted by Law and at the request of Agent, Borrower will install, at Agent's expense, a sign(s) of Agent's choosing on the Land, stating that construction financing is provided by Lenders.  Borrower will use commercially reasonable efforts to obtain any necessary approvals required to display such sign(s).  Any such sign(s) will be located at or near the entrance to the project or at another mutually acceptable location which will permit the viewing of the sign(s) by the public.
11.16            Interpretation.  In the event of a conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement control.
11.17            Status of Parties.  It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Loan Documents will be construed to constitute a partnership, joint venture or co-tenancy among Loan Parties, Agent or Lenders.
11.18            Brokerage Fee.  Loan Parties represent to Lenders and Agent that no broker or other Person is entitled to a brokerage fee or commission as a result of Loan Parties' actions or undertakings in connection with the financing of the Improvements and agree to hold Lenders and Agent harmless from all claims for brokerage commissions which may be made as a result of such actions or undertakings, if any.
11.19            GOVERNING LAW; JURISDICTION; ETC.
(a)            GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.
(b)            JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, CONTRACT, TORT OR OTHERWISE, AGAINST AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING, IN ANY WAY RELATING TO ANY LOAN DOCUMENT OR TRANSACTIONS RELATED TO ANY LOAN DOCUMENT, IN ANY FORUM OTHER THAN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ANY COUNTY OR JUDICIAL DISTRICT WHERE AGENT MAINTAINS AN OFFICE, OR OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND OF

ANY STATE OR FEDERAL COURT IN THE COUNTY OF JUDICIAL DISTRICT WHERE THE PROJECT IS LOCATED AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR COURTS, OR TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING IS CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN ANY LOAN DOCUMENT AFFECTS ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)            WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.19.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)            SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5, EXCEPT THAT PROCESS MAY NOT BE SERVED BY ELECTRONIC MEANS OR FAX.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.20            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON COULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.20.

11.21            USA PATRIOT Act Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account.  What this means: when the Borrower opens an account, the bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the bank to identify the Borrower, such as organizational documents.  For some businesses and organizations, the bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.
11.22            Time of Essence.  Time is of the essence with respect to each obligation of Loan Parties and Lenders hereunder.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE 1 OF 3 TO CONSTRUCTION LOAN AGREEMENT
IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement under seal as of the day and year first above written.
BORROWER:

                                                                                    IRET-71 FRANCE, LLC

By:            IRET Properties, a North Dakota Limited  Partnership
Its:            Managing Member

By:            IRET, Inc.
Its:            General Partner

By:              /s/Michael A. Bosh
Michael A. Bosh
Its Executive Vice President
and General Counsel

SIGNATURE PAGE 2 OF 3 TO CONSTRUCTION LOAN AGREEMENT

LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Agent

By:              /s/James A. Harmann
James A. Harmann
Its Senior Vice President

SIGNATURE PAGE 3 OF 3 TO CONSTRUCTION LOAN AGREEMENT

BANK OF THE WEST

By: /s/ Benjamin Arroyo
Name:  Benjamin Arroyo
Title:   Vice President

JOINDER OF GUARANTORS
Each of the undersigned guarantors hereby joins in this Construction Loan Agreement solely for the purpose of making the representations and warranties with respect to it contained in this Construction Loan Agreement and for the purpose of covenanting and agreeing to be bound by the covenants and agreements with respect to it contained in this Construction Loan Agreement.
GUARANTORS:

                                                                                              IRET PROPERTIES, A NORTH DAKOTA
LIMITED PARTNERSHIP

                                                                                              By:            IRET, Inc.
Its:            General Partner

By: /s/Michael A. Bosh
      Michael A. Bosh
      Its Executive Vice President and
      General Counsel
IRET, INC.

                                                                                              By:                                                              /s/Michael A. Bosh
 Michael A. Bosh
 Its Executive Vice President and
 General Counsel

/s/Bradley J. Schafer
Bradley J. Schafer

                                                                                                                                                                  /s/N. Christopher Richardson

                                              N. Christopher Richardson

/s/Steven G. Norcutt
Steven G. Norcutt